UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒Definitive Proxy Statement
☐Definitive Additional Materials
☐Soliciting Material Pursuant to § 240.14a-12

Hersha Hospitality Trust
(Name of Registrant as Specified In Its Charter)

_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)           Title of each class of securities to which transaction applies:
(2)           Aggregate number of securities to which transaction applies:
(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)           Proposed maximum aggregate value of transaction:
(5)           Total Fee Paid:
☐           Fee paid previously with preliminary materials.
☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)           Amount Previously Paid:
(2)           Form, Schedule or Registration Statement No.:
(3)           Filing Party:
(4)           Date Filed:

2020 PROXY STATEMENT

HERSHA HOSPITALITY TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 28, 2020
9:00 A.M. (EDT)
VIRTUALLY VIA AN INTERNET WEBCAST
HTTPS://WEB.LUMIAGM.COM/212424894

ITEMS OF BUSINESS

1.	To elect four Class I Trustees to the Board of Trustees.

2.	To approve on an advisory basis the compensation of the Company’s named executive officers.

3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2020.

4.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
Record Date
You can vote if you were a holder of record of our Priority Class A common shares (“common shares”), at the close of business on March 31, 2020.
Proxy Materials
We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while setting a great precedent for our Company by keeping the costs down and reducing the environmental impact of our annual meeting. On or about April 17, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019, how to vote over the Internet or how to request and return a proxy card by mail. Shareholders may request to receive a paper copy of the proxy materials and will subsequently be mailed the Proxy Statement, our annual report to shareholders accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the 2019 Annual Report, and a proxy card.

Your Vote is Important
It is important that your common shares are represented and voted at the annual meeting. You may authorize your proxy over the Internet or by telephone as described in the Notice of Internet Availability of Proxy Materials. Alternatively, if you received a printed copy of the proxy materials by mail, you may authorize your proxy by signing and returning the proxy card in the enclosed envelope. You may revoke your proxy and vote online via webcast at the annual meeting by (1) executing and submitting a later dated proxy card that is received at the Company’s principal executive office prior to May 28, 2020, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive office or (4) attending the annual meeting virtually on the Internet and voting online via webcast. You do not need to attend the annual meeting in person in order to have your shares voted at the annual meeting.

BY ORDER OF THE BOARD OF TRUSTEES,

/s/ David L. Desfor

David L. Desfor
Corporate Secretary

44 Hersha Drive
Harrisburg, Pennsylvania 17102
April 17, 2020

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2020:
The Notice of Annual Meeting of Shareholders, this proxy statement and the 2019 annual report to shareholders are available on Hersha Hospitality Trust’s website, www.hersha.com, and at www.proxyvote.com. Information on or connected to these websites is not deemed to be a part of this proxy statement.

PROXY SUMMARY
This proxy summary highlights information that may be contained elsewhere in this proxy statement. This proxy summary does not contain all of the information that you should consider before authorizing your proxy, and you should read the entire proxy statement carefully before authorizing your proxy. Page references are supplied to help you find further information in this proxy statement. Unless the context otherwise indicates or requires, all references in this proxy statement to the terms “Hersha,” “we,” “us,” “our,” “our company” and “the Company” mean Hersha Hospitality Trust and its subsidiaries. Please refer to our website, www.hersha.com, for additional information about the Company

Eligibility to Vote (page 10)
You can vote if you are a holder of record of our common shares as of the close of business on March 31, 2020.

How to Cast Your Vote Prior to the Annual Meeting (page 9)
Shareholders of Record - You can vote by any of the following methods:

•	Internet: www.voteproxy.com until 11:59 P.M. EDT on May 27, 2020;

•	Telephone: 1-800-PROXIES (1-800-776-9437 in the United States or 1-718-921-8500 if you are outside the United States) until 11:59 P.M. EDT on May 27, 2020; or

•	Mail: If you received a printed copy of the proxy materials by mail, completing, signing and returning your proxy or voting instruction card.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank - If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. “How To Vote; Revocability of Proxy” on page 9 includes information to ensure that your vote is counted.
To decrease both printing costs to the Company and the environmental impact of our annual proxy solicitation process, pursuant to rules adopted by the SEC, we have elected to furnish our proxy materials over the Internet to our shareholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and our 2019 Annual Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
How to Attend the Annual Meeting (page 10)
The annual meeting will be a completely virtual meeting of the shareholders, which will be conducted exclusively online via webcast. You are entitled to participate in the annual meeting only if you were a shareholder as of the close of business on March 31, 2020, or if you hold a valid proxy for the annual meeting. No physical meeting will be held and members of our Board of Trustees and management will also attend online via webcast. You will be able to attend the annual meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/212424894. You will also be able to vote your shares online by attending the annual meeting via webcast. To participate in the annual meeting, you will need to review the information included in the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is hersha2020. If you hold shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online annual meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the annual meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions outlined in this proxy statement.

Corporate Governance of the Company (page 12)
We strive to observe and continue to implement best practices in Corporate Governance and we are committed to high ethical standards. The efficacy of our corporate governance begins with the Board of Trustees which sets the tone for our organization. The composition of our Board of Trustees is an important component of our Corporate Governance. When evaluating the composition of our Board of Trustees, board diversity and independence are considered along with each trustee’s experience with corporate strategy initiatives and as a senior executive either at our company or at other public companies and their expertise in hospitality and real estate and with public companies.
The following highlights our board composition:
Corporate Governance highlights:

Board Independence
-6 out of 8 of our trustees and trustee nominees are independent
-Our Chairman and CEO are the only management trustees
-Independent Lead Trustee (selected by the trustees) regularly convenes executive sessions of independent trustees to discuss certain matters without management trustees or management present

Board Composition and Committees
-The Nominating and Corporate Governance Committee leads the full Board in considering Board competencies and the identification and evaluation of trustee candidates
-We have four Board committees and one sub-committee - Acquisition, Audit (including Risk-Sub-Committee), Nominating and Corporate Governance, and Compensation
-All committees are composed entirely of independent trustees
-The Board and its committees and sub-committees conduct an annual self-assessment to review effectiveness

Board Diversity	-4 out of 8 of our trustees are women and minority board members

Corporate Governance highlights (continued):

Leadership Structure	-Chairman of the Board separate from CEO -Independent Lead Trustee, among other duties, convenes and chairs executive sessions of the independent trustees
Risk Oversight
-Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks
-Risk Sub-Committee established to promote active and focused discussion of risk and risk oversight, including risks related to cyber security
-Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks

Open Communication	-We encourage open communication and strong working relationships among the Independent Lead Trustee, Chairman, CEO and other trustees -Our trustees have access to management and employees
Trustee Stock Ownership
-Our independent trustees are required to own our common shares in an amount equal to five times the annual cash base retainer
-Our management trustees (CEO and Chairman) are required to own common stock in an amount equal to six times and four times their annual salary, respectively
-Comprehensive insider trading policy and prohibitions on hedging transactions

Accountability to Stockholders
-We use majority voting in uncontested director elections
-Shareholders have the power to amend the Bylaws
-We do not have a shareholder rights plan
-We have an annual advisory vote on executive compensation as opposed to every two or three years

Commitment to Sustainability - EarthView® (page 16)
We believe that the financial success of our shareholders and the positive growth of our company is fueled by an unwavering commitment to highly ethical and responsible business practices. As such the Company embraces a commitment to environmental, social, and governance (ESG) practices as an integral part of maintaining and building a successful business.
In 2010, we created our proprietary sustainability platform, EarthView®, that is now one of the most established sustainability programs in the industry. Comprehensively, the program delivers environmental and social initiatives that positively impact a hotel’s operational bottom line while simultaneously improving the well‐being of our guests, our employees, our communities, and our planet.

Hersha has been recognized for our leadership in ESG practices, both on a local and global scale. Highlighted are a few of the accolades we have earned.

We are committed to transparent reporting of our ESG results. As such, Hersha publishes an annual sustainability report that is prepared in accordance with relevant international standards and best practices, specifically the Sustainable Accounting Standards Board (SASB) for the Real Estate Sector and the Task-force for Climate-Related Financial Disclosures (TCFD). Our reporting of key environmental metrics - including energy, greenhouse gas emissions, water, and waste as it compares to our baseline year of 2010 - is third-party verified.
For more information on these and our other sustainability practices, including environmental and community impact results, as well as enterprise-wide policies, please see our current and historical sustainability reports, available on our website www.hersha.com/earthview/

Board of Trustees (page 18)
໿

໿

Name	Age	Occupation	Committee Memberships	Other Public Company Boards
Class I Trustee Nominees
Jay H. Shah	51	Chief Executive Officer of the Company	None	None
Thomas J. Hutchison III	78	Former CEO, CNL Hotel & Resorts and CNL Retirement Properties, Inc.	Compensation (Chair) Acquisition Audit Risk Sub-Committee	Marriott Vacations Worldwide Corp.
Donald J. Landry	71	Lead Independent Trustee of the Company Former CEO and President, Sunburst Hospitality, Inc.	Acquisition (Chair) Audit Risk Sub-Committee Nominating & Corporate Governance	Condor Hospitality Trust, Inc.
Michael A. Leven	82	Former President and Chief Operating Officer, Las Vegas Sands Corp.	Nominating & Corporate Governance (Chair) Acquisition Compensation	None

Class II Trustees
Hasu P. Shah	75	Chairman of the Board of the Company	None	None
Jackson Hsieh	59	President and Chief Executive Officer, Spirit Realty Capital, Inc.	Acquisition Audit Compensation	Spirit Realty Capital, Inc.
Dianna F. Morgan	68	Former Senior Vice President, Walt Disney World Company	Risk Sub-Committee (Chair) Audit Compensation Nominating & Corporate Governance	Chesapeake Utilities Corp., Marriott Vacations Worldwide Corp.
John M. Sabin	65	Executive Vice President and Chief Financial Officer, Revolution, LLC, Case Family Office, and The Case Foundation	Audit (Chair) Acquisition Compensation Nominating & Corporate Governance	None

Executive Officers (page 24)

Name	Age	Title

Hasu P. Shah*	75	Chairman of the Board
Jay H. Shah*	51	Chief Executive Officer
Neil H. Shah*	46	President and Chief Operating Officer
Ashish R. Parikh*	50	Chief Financial Officer and Assistant Secretary
Michael R. Gillespie*	47	Chief Accounting Officer and Assistant Secretary
David L. Desfor	59	Treasurer and Corporate Secretary
* Indicates the executive is a named executive officer ("NEO" or, collectively, "NEOs") of the Company.

Compensation Discussion and Analysis (page 34)

Enhancements to the Executive Compensation Program
The Compensation Committee Chair and other members of the Compensation Committee directly engage in shareholder outreach, reaching out to holders of more than 75% of our common shares. We held individual discussions with a majority of those we reached out to and we received feedback from shareholders who collectively owned approximately 40% of our outstanding common shares. The Compensation Committee carefully considered this feedback and implemented enhancements to our 2019 executive compensation program that are responsive to the views that we heard.
The table below details shareholders’ feedback we received and the actions the Committee took to address investors’ perspectives on our executive compensation program.

The Committee is confident that these changes reflect our Board’s ongoing commitment to shareholder engagement and responsiveness.

Executive Compensation (page 43)
The objectives of the Company’s executive compensation program are to attract, retain and motivate experienced and talented executives who can maximize shareholder value, and the compensation program is designed to closely align compensation paid to executives, including the Company’s named executive officers (“NEOs”), with the Company’s performance on both a short-term and long-term basis.
To further promote alignment with our shareholders, our program allows executives to elect cash awards earned under the Short-Term Incentive Program (“STIP”) to be received in the form of LTIP Units or common shares in lieu of cash. In 2019, 2018, and 2017, our CEO and all other NEOs elected 100% of amounts earned under the STIP to be received in equity in lieu of cash.
TOTAL TARGET COMPENSATION

Our program consists of rigorous goals, is targeted towards outperformance, and aligns management with investors.

Say on Pay (page 65)
Our shareholders have supported our executive compensation program each year it has been presented for approval, and we responded to feedback from shareholders, making significant enhancements to the design of our 2019 compensation program. As a result, in 2019, shareholder support for our executive compensation was in excess of 94% of votes cast.
Ratification of Auditors (page 71)
We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2020.
Voting Proposals Summary

Proposal Number	Page Number	Proposal	Unanimous Board Recommendation
PROPOSAL 1	18	To elect four Class I Trustees to the Board of Trustees.	FOR - All Nominees
PROPOSAL 2	65	To approve on an advisory basis the compensation of the Company’s named executive officers.	FOR
PROPOSAL 3	71	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2020	FOR

PLEASE VOTE
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND THIS PROXY STATEMENT
THE PROXY SOLICITATION
This proxy statement is provided in connection with the solicitation of proxies by the Board of Trustees of Hersha Hospitality Trust for use at the 2020 annual meeting of shareholders to be held virtually via webcast at 9:00 a.m. (EDT) on May 28, 2020 and at any adjournment or postponement thereof. The mailing address of the Company’s principal executive office is 44 Hersha Drive, Harrisburg, Pennsylvania 17102. The Notice of Internet Availability of Proxy Materials is first being mailed, and the Company’s proxy materials, including the notice of the annual meeting, this proxy statement, the proxy card and the 2019 annual report to shareholders, are first being made available to the Company’s shareholders, on or about April 17, 2020.
Solicitation of Proxies
The cost of preparing and mailing this proxy statement and accompanying proxy materials, and the cost of any supplementary proxy solicitations, which may be made by mail, telephone or personally by the Company’s trustees, executive officers and employees, will be borne by the Company. Although no proxy solicitor has been engaged at this time, we may determine it is necessary to employ an outside firm to assist in the solicitation process. If so, we will pay the proxy solicitor reasonable and customary fees. No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.
How To Vote; Revocability of Proxy
Shareholders of Record - You may authorize your proxy over the Internet (at www.voteproxy.com), by telephone (at 1-800-PROXIES or 1-800-776-9437 in the United States and 1-718-921-8500 if calling from outside the United States) or, if you receive a printed copy of the proxy materials by mail, by executing and returning the proxy card accompanying this proxy statement. Once you authorize a proxy, you may revoke that proxy by (1) executing and submitting a later-dated proxy card prior to May 28, 2020, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Corporate Secretary at its principal executive offices, or (4) attending the annual meeting via webcast and voting via webcast. You do not need to attend the annual meeting in person in order to have your shares voted at the annual meeting.
Attending the annual meeting without submitting a new proxy or voting at the annual meeting will not automatically revoke the prior authorization of your proxy. Only the last vote of a shareholder will be counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank - If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the virtual Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.
Shareholders Entitled To Vote
Only holders of record of the Company’s common shares at the close of business on the record date, March 31, 2020, and their legal proxy holders, are entitled to notice of, and to vote at, the annual meeting. On the record date, there were

38,673,242 common shares outstanding. Each shareholder of record is entitled to one vote per common share. Cumulative voting is not permitted in the election of Class I Trustees.
Attending the Annual Meeting Virtually on the Internet
The annual meeting will be a completely virtual meeting of the shareholders, which will be conducted exclusively online via webcast. You are entitled to participate in the annual meeting only if you were a shareholder as of the close of business on March 31, 2020, or if you hold a valid proxy for the annual meeting. No physical meeting will be held and members of our Board of Trustees and management will also attend online via webcast. You will be able to attend the annual meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/212424894. You will also be able to vote your shares online by attending the annual meeting via webcast. To participate in the annual meeting you will need to review the information included in the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is hersha2020. If you hold shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online annual meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the annual meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions outlined in this proxy statement.
Registering to Attend the Annual Meeting Virtually on the Internet
If you are a registered shareholder, you do not need to register to attend the annual meeting virtually on the internet. Please follow the instructions on the Notice of Internet Availability of Proxy Materials or proxy card that you received. If you hold your shares in “street” name and wish to vote online via webcast at the annual meeting, you must register in advance to attend the annual meeting virtually on the Internet.
To register to attend the annual meeting online via webcast, you must submit proof of your proxy power (legal proxy) reflecting your Hersha Hospitality Trust holdings along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 21, 2020. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy to proxy@astfinancial,com.
By facsimile: 718-765-8730

By mail:	American Stock Transfer & Trust Company, LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, NY 11219
Rationale for a Virtual Meeting
Due to concerns about health and safety as a result of the COVID-19 pandemic, the Company thinks it prudent to hold a virtual meeting in the interest of our shareholders, the Board of Trustees and management.
Quorum
The Company’s Bylaws provide that the holders of a majority of the votes entitled to be cast at the annual meeting as of the close of business on the record date present in person or by proxy constitutes a quorum for the transaction of business at the annual meeting. As of March 31, 2020, there were 38,673,242 common shares outstanding.
Vote Required
The Company’s Bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast. Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election). The election of Class I Trustees at the annual meeting is uncontested. Therefore, in accordance with the Bylaws, Class I Trustee nominees will be elected at the annual meeting by a majority of the votes cast.
The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required for the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.

The affirmative vote of a majority of all of the votes cast at the annual meeting, if a quorum is present, is required to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent auditors for the fiscal year ending December 31, 2020.
How Votes Will Be Counted
In the election of Class I Trustees, you may vote “for,” “against” or “abstain” with respect to each Class I Trustee nominee. For the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and for the proposal to ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2020, you may vote “for,” “against” or “abstain.” For purposes of these advisory votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
If you hold your common shares in street name through a brokerage firm and you do not submit voting instructions to your broker, your broker may generally vote your common shares in its discretion on routine matters. However, a broker cannot vote common shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 is considered routine under applicable rules, while each of the other items to be submitted for a vote of shareholders at the annual meeting is considered non-routine. Accordingly, if you hold your common shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your common shares on the proposal to ratify the appointment of KPMG but will not be permitted to vote your common shares on any of the other items at the annual meeting. If your broker exercises this discretion, your common shares will be counted as present for the purpose of determining the presence of a quorum at the annual meeting and will be voted on the proposal to ratify the appointment of KPMG in the manner directed by your broker, but your common shares will constitute “broker non-votes” on each of the other items at the annual meeting, including the election of Class I Trustees. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.
Householding
We are sending only a single Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any shareholders at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs and the environmental impact of our annual proxy solicitation process. We will deliver promptly, upon written request or oral request, a copy of the proxy materials, as applicable, to holders of our common shares as of the record date for the annual meeting, March 31, 2020. If you prefer to receive printed copies of our proxy materials, you may direct requests to the following address: Hersha Hospitality Trust, Attention: Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. If you are a shareholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

CORPORATE GOVERNANCE
We are committed to pursuing best corporate governance practices. We undertake initiatives to structure our corporate governance in a manner we believe closely aligns our interests with those of our shareholders.
Board Leadership Structure
Lead Independent Trustee - The Board of Trustees designates an independent, non-employee trustee to serve as the Lead Independent Trustee that presides over the regularly conducted executive sessions of the independent trustees. In addition to chairing all executive sessions of the independent trustees, the Lead Independent Trustee has the authority to call meetings of the independent trustees, presides at all meetings of the Board of Trustees at which the Chairman of the Board, the Chief Executive Officer and the President and Chief Operating Officer are not present, and has such other duties as the Board of Trustees may determine from time to time. The Board of Trustees has currently designated Mr. Landry as the Lead Independent Trustee.
Mr. Landry has been honored by New York Stock Exchange Governance Services, a subsidiary of the New York Stock Exchange (“NYSE”), as the Independent Lead Director of the Year, in connection with its Governance, Risk and Compliance Leadership Awards. The Independent Lead Director of the Year Award is presented to an exemplary leader in governance, risk and compliance that has clearly demonstrated an unwavering commitment to independence, integrity, and leadership in governance at the board level. The Governance, Risk, and Compliance Leadership Awards underscore the role that corporate governance plays in shaping a company's success and a board's contribution to long-term value.
Mr. Landry is expected to continue serving in this capacity following the annual meeting. All interested parties may communicate with the Lead Independent Trustee by following the procedure described below under “-Communications with the Board of Trustees.”
Chairman of the Board and Chief Executive Officer Separated - The Board of Trustees believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman of the Board of Trustees be separated in order for the individuals to focus on their primary roles. The Company’s Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Company’s Chairman of the Board of Trustees provides guidance to the Company’s Chief Executive Officer, presides over meetings of the full Board of Trustees and, together with the Lead Independent Trustee, sets the agenda for Board of Trustees meetings.
Board’s Role in Risk Oversight
While the Board of Trustees believes it is the job of the Company’s senior management to assess and manage the Company’s exposure to risk, the Board of Trustees and its committees play an important role in the risk oversight of the Company. We believe having robust board oversight around risk is paramount to running a successful business. The Board of Trustees and its committees are involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management. The Board of Trustees (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks, and from the chairs of the Audit Committee and the Compensation Committee. In addition, the Board of Trustees administers its risk oversight function through the required approval by the Board of Trustees (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancing of existing indebtedness and the appointment, retention, and succession planning of the Company’s senior management. The Board of Trustees met five times in 2019.

The Audit Committee has a Risk Sub-Committee to assist the Audit Committee and the Board of Trustees in developing guidelines and policies related to risk assessment and management which govern the process by which risk assessment and management is handled by the Company’s senior management. Management of risk and resiliency is a business priority, delivered through an interdisciplinary effort, with contributions from acquisitions, asset management, finance, accounting, legal, and sustainability teams. These business teams update the Risk Sub-Committee on market trends and forecasts that may lead to identification of new risks, changes in risk exposure, potential impact, and management strategy. The Risk Sub-Committee reviews these updates and provides recommendations on risk management strategies to the full Board of Trustees. Responsibility for monitoring progress against risks, including climate-related risks, fall on the Risk Sub-Committee and the members and directors of the appropriate business team. The Risk Sub-Committee, which is chaired by Ms. Morgan, met three times in 2019. Senior management attended each meeting. Messrs. Hutchison and Landry, both of whom serve on the Audit Committee, also serve on the Risk Sub-Committee. Ms. Morgan reports to the full Audit Committee on the discussions and findings of the Risk Sub-Committee and makes recommendations to the Audit Committee regarding steps the Company’s senior management has taken to monitor and control major financial and other risk exposures, including risks pertaining to the environment, climate, social, health and safety, and cybersecurity. In addition, as discussed under “Compensation Discussion and Analysis-Compensation-Related Risk” below, the Compensation Committee meets with senior management to discuss compensation-related risks.
Trustee Independence
A majority of the Board of Trustees is independent. The Board of Trustees has determined that the following trustees and trustee nominees are independent in accordance with the corporate governance standards of the NYSE: Ms. Morgan and Messrs. Hutchison, Hsieh, Landry, Leven and Sabin.
Code of Ethics, Code of Conduct, Environmental Management System, and Policies on Corporate Governance
The Board of Trustees has adopted a Code of Ethics that applies to all of the Company’s trustees, executive officers and employees. In addition, our Code of Conduct provides our associates with guidance on our values and acceptable conduct, including our policies on human rights, labor rights, and diversity, anti-harassment and formal grievance process, whistleblowers and non-retaliation, health & safety, and supplier code of conduct. Furthermore, the Company has a formal Environmental Management System that describes the structure, management, and oversight of the Company’s sustainability platform, EarthView. The Company makes available on its website, www.hersha.com, current copies of its corporate governance documents, including charters of the Audit (including the Risk Sub-Committee), Compensation, Nominating and Corporate Governance (“NCG”) and Acquisition Committees, its Corporate Governance Guidelines, its Code of Ethics, its Code of Conduct, and its Environmental Management System, EarthView. The Company will post any future changes to these corporate governance documents on its website and may not otherwise publicly file such changes. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from the Code of Ethics granted to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other executive officers by posting such information on the Company’s website.
Political Contribution Policy and Trade Association Memberships
It is the Company’s policy that funds not be used directly to contribute to candidates, campaigns, and political party committees, though we are a member of several industry associations which do have a fee for membership. The Company believes participation in these industry associations provides the opportunity to enhance shareholder value, through involvement in public policy processes, networking, building of business skills, sharing collective best practices, and monitoring industry policies and market trends. Pursuant to the Company’s Code of Conduct and Code of Ethics, total dues to industry associations that are allocated to lobbying are reported as less than $50,000 in 2019.

Majority Voting For Trustees Elections
The Company’s Bylaws provide for the election of trustees in uncontested elections by a majority of the votes cast. Under this standard, a majority of the votes cast means the number of votes cast “for” a trustee’s election exceeds the number of votes cast “against” that trustee’s election. The Bylaws provide for the election of trustees by a plurality of the votes cast if the number of nominees exceeds the number of trustees to be elected (a contested election).
The Company’s Bylaws include a trustee resignation policy, establishing procedures under which any incumbent trustee who fails to receive a majority of the votes cast in an uncontested election will be required to tender his or her resignation to the Board of Trustees for consideration. As provided in the Bylaws, the Board of Trustees will act on any such resignation, taking into account the NCG Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the uncontested election results.
Trustee Nominating Process
The NCG Committee performs the functions of a nominating committee and will actively seek, screen and recommend trustee candidates for nomination by the Board of Trustees, consistent with criteria approved by the Board of Trustees, including, without limitation, strength of character, maturity of judgment, independence, expertise in the hospitality industry, experience as a senior executive or with corporate strategy initiatives generally, diversity and the extent to which the candidate would fill a present need on the Board of Trustees. The NCG Committee Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by the Board of Trustees.
The charter of the NCG Committee provides that the NCG Committee will consider shareholder recommendations for trustee candidates. Shareholders should submit any such recommendations for consideration by the NCG Committee through the method described under “-Communications with the Board of Trustees” below. In addition, in accordance with the Company’s Bylaws, any shareholder of record entitled to vote for the election of trustees at the applicable meeting of shareholders may nominate persons for election to the Board of Trustees if such shareholder complies with the notice procedures set forth in the Bylaws and summarized in “-Shareholder Proposals and Nominations for the 2021 Annual Meeting” below. Trustee candidates submitted by our shareholders will be evaluated by the NCG Committee on the same basis as any other trustee.
The NCG Committee does not have a formal policy with respect to diversity; however, the Board of Trustees and the NCG Committee believe that it is important that the trustee candidates represent key and diverse skill sets.

The NCG Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating trustee candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process. Half of our trustees are women or minorities, placing us in the upper echelons of our industry in the area of board diversity. The NCG Committee evaluates each candidate’s qualifications to serve as a member of the Board of Trustees based on his or her skills and characteristics, as well as the composition of the board as a whole. In addition, the NCG Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the board’s needs. In addition to considering incumbent trustees, the NCG Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others. The NCG Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates. No such firm was engaged in 2019.
Board Evaluation Process
The Board of Trustees and all of the Committees conduct a thorough self-assessment of their roles and responsibilities on an annual basis and utilize independent consultants from time to time to assist in this process. The Board of Trustees has utilized counsel to help conduct a thorough evaluation of Board and Committee responsibilities. Counsel administered a questionnaire and performed one-on-one interviews and follow up with each Trustee. The information gathered by this process was aggregated, in order to preserve anonymity of the respondents, analyzed and presented to the Board and each Committee. The Board and each Committee then reviewed and discussed such information and analysis to maximize the potential and efficacy of Board and Committee performance.
Communications with the Board of Trustees
Shareholders and other interested parties who wish to communicate with the Board of Trustees or any of its committees may do so by writing to the Lead Independent Trustee, Board of Trustees of Hersha Hospitality Trust, c/o Corporate Secretary, 44 Hersha Drive, Harrisburg, Pennsylvania 17102. The Corporate Secretary will review all communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board of Trustees and its committees are to be forwarded to the Lead Independent Trustee. Communications that relate to matters that are within the scope of responsibility of one of the Board committees are also to be forwarded to the Chairperson of the appropriate committee. Solicitations, junk mail and frivolous or inappropriate communications are not to be forwarded but will be made available to any non-management trustee who wishes to review them.

COMMITMENT TO SUSTAINABILITY - EARTHVIEW®
The Company embraces a commitment to sustainability as an integral part of maintaining and building a successful business. Over the years, the Company has demonstrated that being active stewards of our environment and our communities makes good business sense. Through our proprietary sustainability platform, EarthView®, the Company has been able to drive reductions in operating expenses and increase the value of its real estate. Below are some of our accomplishments and ongoing commitments regarding sustainability.
In 2019, Hersha participated in the Global Real Estate Sustainability Benchmark (GRESB) assessment, earning GRESB’s “Green Star” and ranking in the top 15% of all GRESB participants for the fifth year in a row. We have also been selected as “Leader in the Light” by Nareit in the Lodging & Resorts sector four times for our superior sustainability practices. Additionally, we are included in America’s Most Responsible Companies 2020 by Newsweek, ranking 279 out of 2,000 US companies on environmental, social, and governance (ESG) practices.
Environmental Commitment
In regards to environmental commitment, the Company’s focus, as approved by senior management or the Board of Trustees, is to:

•
Remain committed to environmental protection, environmental awareness, the reduction of greenhouse gas emissions through commitment to a science-based target, and the reduction of waste sent to landfill

•
Remain committed to the efficient use of natural resources and energy by ensuring its buildings operate efficiently, and striving for building certifications as the opportunity arises, such as LEED or EnergyStar

•	Monitor the Company’s environmental performance and have data reviewed by third-party verifiers

•	Regularly report on environmental issues and environmental management to our stakeholders, and consult with stakeholders on these environmental issues

•	Comply with environmental regulation

•	Train and raise employee awareness for the Company’s sustainability program and practices

•	Conduct internal audits to ensure properties and tenants are adhering to standards of the Company’s sustainability program

•	Expand the Company’s renewable energy mix to include additional on-site installations and explore off-site options to increase the Company’s mix of renewable energy

•
Review the prevalence of climate-related physical and transition risks as part of the Company’s enterprise risk assessment (which is reviewed by executives and Board members), and maintain our resiliency strategy, which includes the ongoing evaluation of potential climate risks, the identification of mitigation strategies, and the ongoing monitoring and assessment of our progress.

Reducing Environmental Impact: Responsible stewardship of resources through our supply chain is not only essential for the continuing growth of our business, but also imperative for the long-term health, safety, and prosperity of the planet. The Company reports 2019 environmental metrics aligned with the Greenhouse Gas Protocol, and verified by a third party. The Company’s data management systems allow us to confidently report high quality, non-financial data, better manage our environmental impact, and identify opportunities for continual improvement. The Company announced targets for reducing our environmental impact by 2030 versus a 2010 baseline in our 2019 EarthView Sustainability Report.
Driving Value & Experiences Through Innovation: EarthView capitalizes on innovative opportunities that create both operational savings and long-term value. Additionally, our sustainability-oriented amenities demonstrate a holistic approach to enhancing the guest experience and capturing growing guest interest in sustainable hospitality.
Efficient Buildings & Operations: The Company has continued to implement projects that have reduced its environmental footprint. The Company remains committed to ensuring its buildings operate efficiently, and will strive to certify them as the opportunity arises. Currently, 34% of our portfolio has been awarded a third-party building certification, such as LEED, EnergyStar, or ISO 14001 (for environmental management) over the past five years.
The Company does not have any environmental controversies or incidents of non-compliance with any water quality or water quantity permits or standards. The use of conflict minerals is not material to the Company’s industry and business.

Social Commitment
In regards to social commitment, the Company’s focus, as approved by senior management or the Board of Directors, is to:

•
Remain committed to our human rights, labor policies, anti-discrimination policy, anti-harassment policy, whistleblower program, non-retaliation policy, code of ethics (includes anti-bribery and anti-corruption), and other policies outlined in the Company’s Code of Conduct - available on our website www.hersha.com

•	Proactively communicate our comprehensive whistleblower program and procedure for processing whistleblower reports - applicable to associates, suppliers, guests, and other third parties

•	Proactively communicate our non-retaliation policy

•	Provide policies and trainings to guide associates on how to assert the protection of human rights, including but not limited to discrimination, harassment, forced labor, and human trafficking

•	Encourage and monitor the diversity of the Company’s workforce

•	Collaborate with vendors and suppliers to uphold the Company’s Supplier Code of Conduct

•	Provide associates with non-salary benefits to maintain a healthy work-life balance

•	Regularly monitor employee satisfaction through engagement surveys and other feedback

•	Regularly monitor and develop strategies for addressing occupational health and safety in the workplace
Our social impact metrics and accomplishments can be found in Hersha’s EarthView Sustainability Report on our website https://www.hersha.com/earthview/
The Company has not suffered any major controversies linked to human rights, corruption, wages, or labor standards.
Local and Global Impact: The Company supports our local communities through the lenses of economic development, revitalization, and philanthropy. Locally, the Company’s associates proactively serve their communities through charity walks, collecting donations for food drives, and mentoring students interested in the hospitality industry. From a global perspective, the Company’s focus is on providing access to clean water and improved sanitation for communities in need around the world.
Supporting Our Employees: The Company provides an inclusive, safe, and open work environment, and has a staunch commitment to our Code of Conduct. Additionally, we provide numerous benefits that allow our associates to lead full lives outside of the Company, as well as professional development opportunities.
Embracing Health & Wellness: The Company promotes the health and wellness of associates and guests in order to create a great place to work, as well as design a comfortable destination to stay. For associates, the Company aims to support their physical and mental health, as well as overall wellness. The Company’s efforts have been recognized, with our Philadelphia office being named “Best Place to Work” by the Philadelphia Business Journal three years in a row. For guests, the Company aims to help them maintain their daily wellness routines while travelling to help them recharge and refresh through offerings including healthy, locally-sourced food items, complimentary bike rentals at select locations, and access to fitness centers with high-quality fitness equipment.
For more information on these and our other sustainability practices, including environmental and community impact results, as well as enterprise-wide policies, please see our current and historical sustainability reports, available on our website www.hersha.com/earthview/

PROPOSAL ONE: ELECTION OF CLASS I TRUSTEES
The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, nominated Jay H. Shah, Thomas J. Hutchison III, Donald J. Landry, and Michael A. Leven for election at the annual meeting as Class I Trustees. Each of these nominees currently is serving as a Class I Trustee. If elected, these individuals will serve as Class I Trustees until the 2022 annual meeting of shareholders and until their successors are duly elected and qualified.
Unless you direct otherwise in the proxy card accompanying this proxy statement, the persons named as proxies will vote your proxy for all of the nominees named above. If any nominee becomes unavailable or unwilling to serve as a Class I Trustee, the persons named as proxies in the accompanying proxy card will vote your proxy for an alternate nominee that has been nominated by the Board of Trustees. Alternatively, the Board of Trustees may reduce the size of the Board of Trustees and the number of nominees standing for election as Class I Trustees at the annual meeting. Proxies will only be voted for the nominees named above or their alternates. Each nominee for election to the Board of Trustees as a Class I Trustee has indicated that he or she is willing to serve if elected. The Board of Trustees has no reason to doubt that any nominee for election will be unable or unwilling to serve if elected.
The Board of Trustees unanimously recommends a vote “FOR” each of the nominees for election as a Class I Trustee.
BOARD OF TRUSTEES AND EXECUTIVE OFFICERS
The Board of Trustees consists of nine trusteeships with eight currently serving trustees and one vacancy. At this time, the Board of Trustees has elected not to fill one of these openings and will continue to evaluate the composition of the Board. Shareholders are not being asked for proxies to fill this vacancy and proxies may only be voted for the nominees below. The Company’s Declaration of Trust divides the Board of Trustees into two classes, as nearly equal in number as possible. At the annual meeting, shareholders are voting to elect four persons as Class I Trustees. Each Class I Trustee nominee currently is serving a two-year term expiring at the annual meeting. Each Class II trustee was elected at the 2019 annual meeting and is serving a two-year term expiring at the 2021 annual meeting of shareholders. Generally, one full class of trustees is elected by the shareholders of the Company at each annual meeting.

The following pages include biographical information for each of our Class I Trustee Nominees and Class II Trustees, including their qualifications to serve on our board of trustees.
Class I Trustee Nominees

Jay H. Shah Chief Executive Officer and Class I Trustee Nominee Age: 51 Trustee since January 2006 Committees Served: None Other Public Company Boards: None
Mr. Jay Shah has been Chief Executive Officer and a trustee since 2006. Prior thereto, he had served as the Company’s President and Chief Operating Officer. He was a principal in the law firm of Shah & Byler, LLP, which he founded in 1997. Previously he was a consultant with Coopers & Lybrand LLP, served the late Senator John Heinz on Capitol Hill. Mr. Jay Shah received a Bachelor of Science degree from the Cornell University School of Hotel Administration, a Master’s degree from the Temple University Fox School of Business and a law degree from the Temple University Beasley School of Law. In 2018, Mr. Jay Shah was named Hotelier of the World by Hotels Magazine and is a past recipient of the Cornell University Hospitality Innovator Award. He is a member of the Dean’s Advisory Board of the Cornell University School of Hotel Administration. He also serves as a member of the Board of Directors of the American Hotel and Lodging Association. Mr. Jay Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and Class II Trustee, and the brother of Neil H. Shah, the Company’s President and Chief Operating Officer.
The Board of Trustees has determined that Mr. Jay Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging and real estate industry and his experience negotiating and structuring real estate transactions and real estate-related joint ventures, including in his role as a former practicing real estate attorney. Mr. Jay Shah has more than 25 years of lodging and real estate experience and has developed a broad network of hotel industry contacts at leadership levels, including institutional investors, lenders, developers, brokers, franchisors and operators. His experience includes serving as the Company’s President and Chief Operating Officer.

Thomas J. Hutchison III
Class I Trustee Nominee
Age: 78
Trustee since September 2008
Committees Served:
   Compensation (Chair)
   Acquisition
   Audit
   Risk Sub-Committee
Other Public Company Boards:
   Marriott Vacations
      Worldwide Corp.

Mr. Hutchison was the Chief Executive Officer of CNL Hotels & Resorts, Inc. (“CNL Hotels”), a real estate investment trust that owned hotels and resort properties. Mr. Hutchison also held various other executive officer positions with companies affiliated with CNL Hotels, including but not limited to President and Chief Executive Officer of CNL Hotel Investors, Inc. and Chief Executive Officer of CNL Income Properties, Inc. Mr. Hutchison serves as a consultant with Hutchison Advisors, Inc., a real estate services company, and he has served as Chairman of Legacy Healthcare Advisors, LLC, a specialized real estate services group. Mr. Hutchison serves on the Board of Directors of Marriott Vacations Worldwide Corporation, where he is a member of that board’s Compensation, Audit, and Nominating and Corporate Governance committees. Mr. Hutchison also serves on the Board of Directors of Target Healthcare REIT Ltd., a company traded on the London Stock Exchange. Mr. Hutchison is currently a director for The Trinity Forum Europe. Mr. Hutchison was formerly a director for KSL Capital Partners LLC, U.S. Chamber of Commerce, ING DIRECT USA, and ClubCorp, Inc. He is a member of The Real Estate Roundtable and serves on the Advisory Editorial Board of GlobalHotelNetwork.com. Additionally, he serves as a senior advisor to various service industry public companies. Mr. Hutchison attended Purdue University and the University of Maryland Business School.
Mr. Hutchison’s qualifications to serve on the Board of Trustees include his substantial experience in the real estate and lodging industries combined with his extensive leadership experience as a Chief Executive Officer of several SEC reporting REITs, including CNL Hotels.

Donald J. Landry
Lead Independent Trustee and
   Class I Trustee Nominee
Age: 71
Trustee since April 2001
Committees Served:
   Acquisition (Chair)
   Audit
   Risk Sub-Committee
   NCG
Other Public Company Boards:
   Condor Hospitality Trust, Inc.

Mr. Landry is president and owner of Top Ten, an independent hospitality industry consulting company, a position he has held since 2002. Mr. Landry has over 45 years of lodging and hospitality experience in a variety of leadership positions. Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and has served as President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry serves on the Board of Directors of Condor Hospitality Trust, Inc., where he is Chair of the Investment Committee and Nominating Committee. Mr. Landry currently serves on the corporate advisory boards of Unifocus, Campo Architects, First Hospitality Group, Windsor Capital Group and numerous nonprofit boards. NYSE Governance Services honored Mr. Landry as the 2015 Independent Lead Director of the Year, for his exemplary leadership in governance, risk and compliance in serving as the Company’s Lead Independent Trustee. The honor recognizes his unwavering commitment to independence, integrity, and leadership in governance at the board level. Mr. Landry is a frequent guest lecturer and serves on the board of the University of New Orleans’ School of Hospitality, Restaurant and Tourism. Mr. Landry holds a Bachelor of Science degree from the University of New Orleans. Mr. Landry is a Certified Hotel Administrator.
The Board of Trustees has determined that Mr. Landry’s qualifications to serve on the Board of Trustees include his 40 years of experience in the lodging and real estate industries, including his roles as Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. and President of Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management.

Michael A. Leven Class I Trustee Nominee Age: 82 Trustee since May 2012 Committees Served: NCG (Chair) Acquisition Compensation Other Public Company Boards: None
Until his retirement in December of 2014, Mr. Leven was the President and Chief Operating Officer of the Las Vegas Sands Corp., a position he held since March 2009, and Secretary, a position held since June 2010. Mr. Leven had been a director of the Las Vegas Sands Corp. and a member of the Board of Directors of Sands China Ltd., a subsidiary of Las Vegas Sands Corp, until he retired from those boards in April of 2017. Mr. Leven was the Chairman and Chief Executive Officer at Georgia Aquarium, Inc. until his retirement from that position on December 31, 2019. Mr. Leven’s celebrated career in the lodging industry includes his role as the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven was also the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. Mr. Leven has served as the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation and serves on many other non-profit boards. Mr. Leven served the Company as a Class II Trustee from May 2001 through March 2010 and as a trustee emeritus from March 2010 through May 2012, at which time he was reelected as a Class I trustee by the Company’s shareholders.
The Board of Trustees has determined that Mr. Leven’s qualifications to serve on the Board of Trustees include his extensive experience in the hospitality industry, including as an executive officer and director of the Las Vegas Sands Corp. and his past employment in leadership positions with various other hospitality companies.

Class II Trustees

Hasu P. Shah Chairman of the Board and Class II Trustee Age: 75 Trustee since May 1998 Committees Served: None Other Public Company Boards: None
Mr. Hasu Shah has been the Chairman of the Board and a Class II Trustee since the Company’s inception in May 1998 and was the Company’s Chief Executive Officer until his retirement in 2005. Mr. Hasu Shah began his career in lodging with the purchase of a single hotel in Harrisburg, Pennsylvania in 1984. In the last 30 years, he has developed, owned, or managed over 50 hotels across the Eastern United States and started real estate related businesses in general construction, purchasing, and hotel management. He has been recognized for both his business accomplishments and his philanthropic endeavors, including the Entrepreneur of the Year award given by Ernst & Young LLP and the Central Penn Business Journal Hall of Fame award for lifetime achievements in both business and philanthropy. Mr. Hasu Shah and his wife, Hersha, are active members of the local community and remain involved with charitable initiatives in India. In 2010, he was honorably bestowed with the National United Way Tocqueville Society award, the highest honor given for philanthropic work across the country. Mr. Hasu Shah has been an active Rotarian for nearly 25 years and continues to serve as a trustee of several community service and spiritual organizations including Vraj Hindu Temple and the India Heritage Research Foundation. He also received an honorary Doctorate of Public Service (DPS) Degree from Harrisburg Area Community College. Mr. Hasu Shah received a Bachelor of Science degree in chemical engineering from Tennessee Technical University and obtained a Master’s degree in public administration from Pennsylvania State University, which named him as a Fellow. He is an alumnus of the Owner and President’s Management program at Harvard Business School. Mr. Hasu Shah is the father of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee, and Neil H. Shah, the Company’s President and Chief Operating Officer.
The Board of Trustees has determined that Mr. Hasu Shah’s qualifications to serve on the Board of Trustees include his extensive experience in the lodging industry, including his role as our former Chief Executive Officer and his decades of experience building the Company, which he took public in 1999. Over the past 35 years he has developed, owned or managed over 50 hotels across the Eastern United States. With over three decades of lodging industry experience, Mr. Hasu Shah has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers, contractors, franchisors, lenders, and other key industry participants.

Jackson Hsieh Class II Trustee Age: 59 Trustee since June 2017 Committees Served: Acquisition Audit Compensation NCG Other Public Company Boards: Spirit Realty Capital, Inc.
Mr. Hsieh has served as President and Chief Executive Officer of Spirit Realty Capital, Inc. since May of 2017. Mr. Hsieh joined Spirit Realty Capital in September of 2016, serving as its President and Chief Operating Officer. In addition, Mr. Hsieh served as chairman of the board of trustees for Spirit MTA REIT from September of 2016 until September 2019. Prior to joining Spirit, Mr. Hsieh worked for Morgan Stanley, where he served as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to rejoining Morgan Stanley, Jackson was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley and earned a Master’s degree from Harvard University.
The Board of Trustees has determined that Ms. Hsieh’s qualifications to serve on the Board of Trustees include his substantial experience in investment banking and the real estate and lodging industries.

Dianna F. Morgan
Class II Trustee
Age: 68
Trustee since April 2010
Committees Served:
   Risk Sub-Committee (Chair)
   Audit
   Compensation
   NCG
Other Public Company Boards:
   Chesapeake Utilities Corp.
   Marriott Vacations
      Worldwide Corp.

Ms. Morgan retired in 2001 from a long career with the Walt Disney World Company, where she served as Senior Vice President of Public Affairs and Human Resources, a role which included the management of reputational risk identification and mitigation strategies for the company. She also oversaw the Disney Institute - a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corp., where she chairs the Compensation Committee and serves on the nominating and corporate governance committee, and the Board of Directors of Marriott Vacations Worldwide Corporation, where she chairs the Compensation Committee and serves on the Nominating and Governance Committees. She previously served on the Board of Directors of CNL Healthcare Properties II, Board of Directors and the Compensation and Audit Committees of CNL Hotels & Resorts, Inc. and the Board of Directors of CNL Bancshares, Inc. In addition, Ms. Morgan is the past Chair and is a former member of the Board of Trustees for the University of Florida. Ms. Morgan is a former member of the Board of Directors and past Chairman of Orlando Health, where she led the creation of a risk management process for this large multi-hospital system. She also previously served as Chairman of the national board for the Children’s Miracle Network. Ms. Morgan received her Bachelor of Arts degree in organizational communications from Rollins College.
The Board of Trustees has determined that Ms. Morgan’s experience serving as a board member of both private and public companies, her previous experience overseeing the Disney Institute and her prior service as a senior manager at Walt Disney World Company provide her with extensive knowledge of innovation and customer service, a solid foundation in media relations, risk management, and government relations and “best practice” expertise in human capital and the customer experience.

John M. Sabin Class II Trustee Age: 65 Trustee since June 2003 Committees Served: Audit (Chair) Acquisition Compensation NCG Other Public Company Boards: None
Mr. Sabin is the Executive Vice President and Chief Financial Officer of Revolution LLC as well as the Chief Financial Officer of The Stephen Case Foundation and the Case Family Office. Prior to joining Revolution, he was the Chief Financial Officer and General Counsel of Phoenix Health Systems, Inc., a private healthcare information technology outsourcing and consulting firm. Mr. Sabin has also served as a finance executive with Hudson Hotels Corporation, Vistana, Inc., Choice Hotels International, Inc., Manor Care, Inc. and Marriott International, Inc., all of which were public companies at the time of his service. Mr. Sabin has had experience in commercial leasing with a national law firm, real estate transactions with national hospitality and health care firms, commercial real estate financing, IPOs, as well as experience as an audit committee and board member of several other public companies. Mr. Sabin has received a Bachelor of Science degree in Accounting and in University Studies; a Master of Accountancy and a Master of Business Administration from Brigham Young University, and he also received a Juris Doctor from the J. Reuben Clark Law School at Brigham Young University. Mr. Sabin is a licensed CPA and is admitted to the bar in several states.
Mr. Sabin’s qualifications to serve on the Board of Trustees include his substantial hospitality industry experience, as well as his substantial legal, finance and accounting experience. His service as both General Counsel and Chief Financial Officer of various companies provides the Board of Trustees with valuable insights with respect to finance, accounting, legal and corporate governance matters. He also has prior public company experience as a Chief Financial Officer and finance executive, as well as a director or trustee.

Executive Officers
In addition to Hasu P. Shah, the Company’s executive Chairman of the Board and a Class II Trustee, and Jay H. Shah, the Company’s Chief Executive Officer and a nominee for election as a Class I Trustee, whose biographical information appears above, the Company’s executive officers include:

Neil H. Shah President and Chief Operating Officer Age: 46
Mr. Neil H. Shah has served as the Company’s President and Chief Operating Officer since 2006. Mr. Shah has led the Company’s hotel acquisitions, development, and asset management platforms since 2000. Prior to Hersha, Mr. Shah served as a Director and Consultant with The Advisory Board Company and the Corporate Executive Board, strategy research firms based in Washington D.C. Mr. Shah has also worked with the Phipps Foundation contributing to urban renewal projects in New York City. Mr. Shah earned a Bachelor of Arts in Political Science and a Bachelor of Science in Management both with honors from the University of Pennsylvania and the Wharton School. He earned his Master of Business Administration from the Harvard Business School. He is a Trustee of the National Constitution Center and former chairman of the Institutional Real Estate Finance Advisory Council (IREFAC) of the American Hotel & Lodging Association. Mr. Shah is an active supporter of the United Way and a Tocqueville Society member. Mr. Shah is an active supporter of the United Way Worldwide and a Tocqueville Society member. Mr. Shah is the son of Hasu P. Shah, the Company’s Chairman of the Board and Class II Trustee, and brother of Jay H. Shah, the Company’s Chief Executive Officer and Class I Trustee Nominee.

Ashish R. Parikh Chief Financial Officer and Assistant Secretary Age: 50
Mr. Parikh has been the Company’s Chief Financial Officer since 1999. Prior to joining the Company, Mr. Parikh was an Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed valuable expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International, Ltd. and practiced as a Certified Public Accountant with Ernst & Young LLP. Mr. Parikh received his Master of Business Administration from The Stern School of Business at New York University (NYU) and a Bachelor’s degree in Business Administration from the University of Massachusetts at Amherst. Mr. Parikh is currently a board member of the Center for Real Estate Finance at NYU’s Stern School of Business, The Tisch Center at NYU, Philadelphia Real Estate Council, and a member of the Real Estate Capital Policy Advisory Committee of the Real Estate Roundtable.

Michael R. Gillespie Chief Accounting Officer and Assistant Secretary Age: 47
Mr. Gillespie has served as the Company’s Chief Accounting Officer since 2005. Prior to joining Hersha Hospitality Trust, Mr. Gillespie was Manager of Financial Policy & Controls for Tyco Electronics Corporation, a publicly traded global manufacturer of electronic components where he played a key role in developing the company’s Sarbanes-Oxley compliance program. He has also been a Senior Manager in the Audit and Assurance Practice at KPMG LLP and Experienced Manager in the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Gillespie received his Business Administration Bachelor’s degree in accounting from Bloomsburg University of Pennsylvania. Mr. Gillespie is a licensed Certified Public Accountant. Mr. Gillespie is currently a board member and serves as an executive committee member of the Bloomsburg University Foundation.

David L. Desfor Treasurer and Corporate Secretary Age: 59
Mr. Desfor has served as the Company’s Treasurer since December 2002 and as Corporate Secretary since April 2007. Previously, Mr. Desfor gained lodging experience as a principal and comptroller of lodging organizations. Mr. Desfor previously co-founded and served as President of a hotel management company focused on conference centers and full service hotels. Mr. Desfor earned his undergraduate degree from East Stroudsburg University in Hotel Administration.

MEETINGS OF THE BOARD OF TRUSTEES
The Company’s business is managed under the general direction of the Board of Trustees as provided by the Company’s Bylaws and Maryland law. The Board of Trustees holds regular quarterly meetings during the Company’s fiscal year and holds additional meetings as needed in the ordinary course of business. The Board of Trustees held a total of five meetings during 2019. Each of the trustees attended at least 75% of the aggregate of (i) the total number of the meetings of the Board of Trustees and (ii) the total number of meetings of all committees of the Board on which the trustee then served.
Executive Sessions
The Company believes that it is important to promote open discussion among the independent trustees, and it schedules regular executive sessions in which those trustees meet without management and non-independent trustee participation. In 2019, the independent trustees met in executive session four times. Mr. Landry, who has been designated by the Board of Trustees as Lead Independent Trustee, chairs these executive sessions of the independent trustees.
Trustee Attendance at the Annual Meeting
The Board of Trustees has adopted a policy regarding trustee attendance at the annual meeting which specifies that all trustees should attend the annual meeting. All of the trustees that served on the Board of Trustees at the time of the 2019 annual meeting of shareholders were in attendance. For the 2020 annual meeting, our trustees are expected to attend virtually.

Committees of the Board of Trustees
The Board of Trustees presently has an Audit Committee, Compensation Committee, Acquisition Committee and a Nominating and Corporate Governance (“NCG”) Committee. In addition, the Audit Committee established the Risk Sub-Committee to focus on oversight of the Company’s risk management processes. The Board of Trustees may, from time to time, form other committees as circumstances warrant. These committees have authority and responsibility as delegated by the Board of Trustees.
Audit Committee

Members: John M. Sabin (Chair) Jackson Hsieh Thomas J. Hutchison III Donald J. Landry Dianna F. Morgan Meetings in 2019: 8
The Audit Committee is responsible for engaging the Company’s independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors, reviewing the independence and qualifications of the independent auditors, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls.
In 2010, the Audit Committee established a Risk Sub-Committee, composed of members of the Audit Committee, to focus on oversight of the Company’s enterprise risk management processes. Ms. Morgan is the chair of the Risk Sub-Committee and Messrs. Hutchison and Landry are members. The Risk Sub-Committee monitors the Company’s assessment of enterprise risk, including risks pertaining to cyber security, the environment, climate, social, and health and safety, and regularly meets with members of management that oversee those risks to remain apprised of the Company’s risk profile. The Risk Sub-Committee meet regularly to discuss planning, incident response and the Company’s notification procedures. The Risk Sub-Committee met 3 times in 2019.
The Board of Trustees established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act and has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Audit Committee all meet the NYSE’s and the SEC’s standards of independence as currently in effect. The Board of Trustees has determined that Mr. Sabin is an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Trustees has also determined that each of the members of the Audit Committee is financially literate, as such term is interpreted by the Board of Trustees. For more information, please see “The Audit Committee Report” below.

Compensation Committee

Members: Thomas J. Hutchison III (Chair) Jackson Hsieh Michael A. Leven Dianna F. Morgan John M. Sabin Meetings in 2019: 4
The Compensation Committee makes recommendations to the Board of Trustees with regard to compensation for the Company’s executive officers and administers the Company’s equity incentive plan. Subject to applicable law, the Compensation Committee may form and delegate its authority to subcommittees or executive officers when appropriate. At its meetings, the Compensation Committee discussed relevant topics regarding executive compensation and established a formal compensation plan for all officers and trustees.
The Board of Trustees has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Compensation Committee all meet the NYSE’s standards of independence as currently in effect. All of the members of the Compensation Committee are “non-employee” trustees within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable rules of the SEC and are “non-employee” trustees for the purposes of Rule 16b-3 under the Exchange Act. For more information about the Compensation Committee, please see the “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance (“NCG”) Committee

Members: Michael A. Leven (Chair) Jackson Hsieh Donald J. Landry Dianna F. Morgan John M. Sabin Meetings in 2019: 4
The NCG Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the trustee nominees to stand for election by our shareholders, recommending to the Board the trustees to serve on each of the Board’s committees, and, in some cases, makes recommendations regarding the election of officers. The NCG Committee also develops and recommends to the Board of Trustees a set of corporate governance guidelines and annually reviews these guidelines, considers questions of possible conflicts of interest of trustees and executive officers and remains informed about existing and new corporate governance standards mandated by the SEC and the NYSE. The NCG Committee also evaluates the performance of the Board of Trustees and all of the Committees on an annual basis.
The Board of Trustees has adopted a written charter for the NCG Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the NCG Committee all meet the NYSE’s standards of independence as currently in effect.

Acquisition Committee

Members: Donald J. Landry (Chair) Jackson Hsieh Thomas J. Hutchison III Michael A. Leven John M. Sabin Meetings in 2019: 4
The Acquisition Committee establishes guidelines for acquisitions and dispositions to be presented to the Board of Trustees and leads the Board in its review of potential acquisitions and dispositions presented by management. The Acquisition Committee makes recommendations to the Board and senior management regarding potential acquisitions and dispositions and reviews due diligence reports prepared by management conducted on all potential acquisitions.
The Board of Trustees has adopted a written charter for the Acquisition Committee, a current copy of which is available on the Company’s website, www.hersha.com. The current members of the Acquisition Committee all meet the NYSE’s standards of independence as currently in effect.

TRUSTEE COMPENSATION
Compensation of Non-Employee Trustees
The Board of Trustees believes that competitive compensation arrangements are necessary to attract and retain qualified non-employee trustees. The Compensation Committee has determined that any executive officer who serves on the Board of Trustees will not receive any fees for service on the Board of Trustees. The key components of our current trustee compensation program are annual retainer, fees for committee membership, annual share grants and restricted share grants, and additional compensation to committee chairs and the Lead Independent Trustee.
As discussed in “Compensation Discussion and Analysis- Independent Compensation Consultant” below, the Compensation Committee engaged FPL Associates L.P. (“FPL”) as its compensation consultant to assist it in reviewing and determining, among other things, the compensation paid to non-employee trustees in 2019. The Compensation Committee, based on the recommendations of FPL, approved the Company’s 2019 compensation program for non-employee trustees, effective as of January 1, 2019.

Compensation of our non-employee trustees in 2019 remained unchanged from the 2018 program. For 2019 and 2018, the compensation program included the following elements:

•	Annual Retainer - Non-employee trustees received an annual retainer of $65,000.

•	Lead Trustee and Committee Chair Fees - For service in the capacity of Lead Trustee or committee chairperson, non-employee trustees received an annual fee in the following amounts:

Lead Trustee	$20,000
Audit Committee Chair	$20,000
Risk Sub-Committee Chair	$15,000
Compensation Committee Chair	$20,000
Nominating & Corporate Governance Chair	$15,000
Acquisition Committee Chair	$15,000

•	Committee Membership Fees – For service as a member of the Board’s committees, non-employee trustees, including committee chairpersons, received a fee in the following annual amounts:
໿

Audit Committee	$10,000
Risk Sub-Committee	$7,500
Compensation Committee	$10,000
Nominating & Corporate Governance	$7,500
Acquisition Committee	$10,000

•
Annual Share Based Compensation - Each of the Company’s non-employee trustees received a semi-annual grant of common shares, each equal to a value of approximately $45,000. The number of shares issued for each fully vested grant was determined based on the per share volume weighted average trading price (“VWAP”) of the Company’s common shares on the NYSE for the 20 trading days prior to the grant date.

•
Multi-Year Share Based Compensation - Each of the Company’s non-employee trustees received a grant of shares that vest ratably over a three-year period and are subject to continued service on the vesting dates.

▪
2020 Multi-Year Share Based Compensation - On December 31, 2019, each non-employee trustee received 1,500 restricted common shares, 33% of which will vest on December 31, 2020, 33% of which will vest on December 31, 2021, and the remainder of which will vest on December 31, 2022.

▪
2019 Multi-Year Share Based Compensation - On December 31, 2018, each non-employee trustee received 1,500 restricted common shares, 33% of which vested on December 31, 2019, 33% of which will vest on December 31, 2020, and the remainder of which will vest on December 31, 2021.

▪
2018 Multi-Year Share Based Compensation - On December 29, 2017, each non-employee trustee received 1,500 restricted common shares, 33% of which vested on December 31, 2018, 33% of which vested on December 31, 2019, and the remainder of which will vest on December 31, 2020.

Non-employee trustees may make a voluntary election to receive any portion of the annual retainer in the form of common equity valued at a 25% premium to the cash that would have been received. The number of common shares issued in lieu of cash payments for the annual retainer was determined based on the per share VWAP of the Company’s common shares on the NYSE for the 20 trading days prior to December 31, 2018, or $17.95 per share. An aggregate of 10,863 restricted common shares were issued on December 31, 2018 and vested during the year ended December 31, 2019.
Non-employee trustees may also make a voluntary election to receive any portion of the fees received for committee membership, and service as Lead Independent Trustee or a committee or sub-committee chair in the form of common equity valued at a 25% premium to the cash that would have been received. The number of common shares issued in lieu of cash payments was determined based on the per share VWAP of the Company’s common shares on the NYSE for the 20 trading days prior to June 3, 2019, or $18.17 per share. An aggregate of 8,333 common shares were issued on June 3, 2019 pursuant to the trustees’ elections.
On June 3, 2019 and December 31, 2019, the Company’s non-employee trustees received semi-annual grants of fully vested common shares that were issued under the Company’s 2012 Equity Incentive Plan. Each grant had a value equal to approximately $45,000. To determine the number of common shares subject to each grant, the dollar amount of the grant was divided by the VWAP for the Company’s common shares for a 20-trading day period prior to June 3, 2019 and December 31, 2019 and then rounded to the nearest 100 common shares. The 20-day VWAP used for the grant on June 3, 2019 was $18.17, resulting in a grant of 2,500 fully vested common shares with a grant date fair value of $43,050 to Messrs. Hsieh, Hutchison, Landry, Leven and Sabin and Ms. Morgan. The 20-day VWAP used for the grant on December 31, 2019 was $14.28, resulting in a grant of 3,200 fully vested common shares with a grant date fair value of $46,560 to Messrs. Hsieh, Hutchison, Landry, Leven and Sabin and Ms. Morgan.
With a substantial component of Trustee compensation paid in the Company’s equity, these programs promote Trustee alignment with shareholders. These programs and the elections made by our Trustees to receive equity in lieu of cash resulted in more than two thirds of all Trustee compensation in 2019 to be paid in equity.

The Company reimburses all trustees for their reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees.
The following table presents information relating to compensation of the non-employee trustees for the fiscal year ended December 31, 2019, 2018, and 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	2019 Total ($)	2018 Total ($)	2017 Total ($)

Jackson Hsieh	7,869	233,027	240,896	244,169	116,340
Thomas J. Hutchison III	8,242	258,943	267,185	281,549	272,183
Donald J. Landry	86,201	176,366	262,567	270,605	258,472
Michael A. Leven	110,673	111,435	222,108	227,000	221,083
Dianna F. Morgan	118,173	111,435	229,608	234,500	228,583
John M. Sabin	125,673	111,435	237,108	242,000	236,083

(1)	See table below for additional disclosure of stock awards issued to non-employee trustees.

The following table presents information relating to stock awards included in the compensation of the non-management trustees for the fiscal year ended December 31, 2019:

			Shares Elected in Lieu of Cash Board Fees
Name	Semi-Annual Share Grants (1) ($)	Multi-Year Share Award Grant (2) ($)	Annual Retainer(3) ($)	Lead Trustee, Committee Chair, and Committee Membership(4) ($)	Total ($)

Jackson Hsieh	89,610	21,825	79,386	42,206	233,027
Thomas J. Hutchison III	89,610	21,825	79,386	68,122	258,943
Donald J. Landry	89,610	21,825	31,765	33,166	176,366
Michael A. Leven	89,610	21,825	—	—	111,435
Dianna F. Morgan	89,610	21,825	—	—	111,435
John M. Sabin	89,610	21,825	—	—	111,435

(1)
Represents the aggregate grant date fair value of semi-annual share grants computed in accordance with FASB ASC 718. Common shares granted pursuant to these awards are fully vested on the grant date. The grant date fair value of the common shares granted on June 3, 2019 equals the number of common shares granted (2,500 common shares) multiplied by the closing common share price of $17.22 on the NYSE on the date of the grant. The grant date fair value of the common shares granted on December 31, 2019 equals the number of common shares granted (3,200 common shares) multiplied by the closing common share price of $14.55 on the NYSE on the date of the grant.

(2)
Represents the aggregate grant date fair value of multi-year share awards computed in accordance with FASB ASC 718. The grant date fair value of the restricted common shares granted on December 31, 2019 equals the number of common shares granted (1,500 restricted common shares) multiplied by the closing common share price of $14.55 on the NYSE on the date of the grant.

(3)
Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s annual cash retainer, otherwise payable in cash, computed in accordance with FASB ASC 718. The grant date fair value of the restricted common shares granted on December 31, 2018 equals the number of common shares granted multiplied by the closing common share price of $17.54 on the NYSE on the date of the grant. The following trustees received shares by making this election: Mr. Hsieh (4,526), Mr. Hutchison (4,526 shares) and Mr. Landry (1,811 shares).

(4)
Represents the aggregate grant date fair value of shares elected to be received in lieu of all or a portion of a trustee’s Lead Trustee, Committee Chair and Committee Membership fees, otherwise payable in cash, computed in accordance with FASB ASC 718. The grant date fair value of the common shares granted on June 3, 2019 equals the number of common shares granted multiplied by the closing common share price of $17.22 on the NYSE on the date of the grant. The following trustees received shares by making this election: Mr. Hsieh (2,451 shares), Mr. Hutchison (3,956 shares) and Mr. Landry (1,926 shares).

Trustee Ownership Guidelines
Non-employee trustees are required to maintain share ownership of at least five times their annual retainer and have three years from the date they are appointed to comply with share ownership guidelines. The Compensation Committee has authorized a waiver from these requirements if non-compliance is caused by a decline in the Company's common share price below $8.00 per share. For the purpose of these guidelines, a person shall be deemed to own all Company shares beneficially owned by such person within the meaning of the United States federal securities laws, including for these purposes preferred shares of the Company, common shares of the Company, operating partnership units (including LTIP Units) in Hersha Hospitality Limited Partnership and other securities issued by the Company or its subsidiaries that are exercisable for, convertible into or exchangeable for common shares of the Company.

2020 Compensation of Non-Employee Trustees
To establish the Company’s 2020 compensation program for non-employee trustees, FPL undertook a comprehensive evaluation of the Company’s board compensation, comparing the Company’s trustee compensation to the same peer group used to evaluate the Company’s compensation of its NEOs. This evaluation took into account individual trustee compensation as well as the aggregate fees paid to all non-employee trustees. In December of 2019, the Compensation Committee, based on the recommendations of FPL, approved the Company’s 2020 compensation program for non-employee trustees, effective as of January 1, 2020.
Due to recent lodging demand shocks from the COVID-19 virus outbreak and its impact on our operating results, on March 19, 2020, the Board of Trustees approved a measure whereby each trustee will receive all fees, including the annual retainer, committee membership, lead trustee and committee chair fees, in the form of the Company’s common shares rather than in cash for the balance of 2020. Other than paying our trustees in common shares rather than cash, there is no change to any compensation component from amounts payable under the 2019 non-employee trustee compensation program for 2020.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information, known by the Company as of March 31, 2020, regarding the beneficial ownership of the Company’s common shares by (i) each of the Company’s trustees and trustee nominees, (ii) each of the Company’s named executive officers and (iii) the Company’s trustees and executive officers as a group.
At March 31, 2020, there were 38,673,242 common shares outstanding. Except as set forth in the footnotes to the table below, each of the individuals identified in the table has sole voting and investment power over the common shares. The address for each of the Company’s trustees, trustee nominees and named executive officers is c/o Hersha Hospitality Trust, 44 Hersha Drive, Harrisburg, Pennsylvania 17102.

໿

	Class A Common Shares
Name of Beneficial Owner	Number of Shares/Units Beneficially Owned(1)		Percentage of Class Beneficially Owned(2)
Hasu P. Shah	498,424	(3)	1.3%
Jay H. Shah	1,751,211	(4)	4.4%
Neil H. Shah	1,685,170	(5)	4.2%
Ashish R. Parikh	429,277		1.1%
Michael R. Gillespie	183,174		*
David L. Desfor	58,676	(6)	*
Jackson Hsieh	37,022		*
Thomas J. Hutchison	85,882		*
Donald J. Landry	93,021		*
Michael A. Leven	70,996		*
Dianna F. Morgan	42,845		*
John M. Sabin	51,762	(7)	*
All executives officers, trustees, and trustee nominees as a group (12 persons)	4,987,460		12.9%

*	Represents less than one percent of the outstanding shares of the Class A common shares.

(1)
Includes the total number of common shares issuable upon redemption of partnership units and LTIP Units in Hersha Hospitality Limited Partnership, the Company’s operating partnership subsidiary (the “Operating Partnership” or “HHLP”). Subject to certain restrictions, LTIP Units are convertible into an equivalent number of partnership units. Partnership units are redeemable by the holder for cash, or, at the Company’s option, an equivalent number of common shares.

(2)
The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that the partnership units and LTIP Units held by such person, directly or indirectly, are redeemed for common shares and none of the partnership units and LTIP Units held by other persons are redeemed for common shares, notwithstanding that not all of the LTIP Units have vested to date.

(3)
Includes: (i) 113,874 common shares issuable upon redemption of partnership units that are currently redeemable; and (ii) 211,728 common shares, all of which are held by Shree Associates, a family limited partnership that is controlled by Mr. Hasu Shah. Excludes: (i) 132,917 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (ii) 114,334 common shares issuable upon the redemption of partnership units that are currently redeemable and held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee. Mr. Hasu Shah disclaims beneficial ownership of the common shares issuable upon the redemption of partnership units and the partnership units held by the two family trusts for which he is the trustee, and this disclosure shall not be deemed an admission that Mr. Hasu Shah is the beneficial owner of these common shares or partnership units for purposes of Section 16 or for any other purpose.

(4)
Includes: (i) 89,889 common shares issuable upon redemption of partnership units that are currently redeemable; (ii) 75,000 common shares owned and 132,917 common shares issuable upon redemption of partnership units that are currently redeemable, all of which are held by the Jay and Susie Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 182,574 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah, in which the trustee is an unaffiliated third party. The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Jay H. Shah have been pledged as security to a third party.

(5)
Includes: (i) 78,736 common shares issuable upon redemption of partnership units that are currently redeemable; (ii) 75,000 common shares owned and 114,334 common shares issuable upon redemption of partnership units that are currently redeemable, all of which are held by the Neil and Juhi Shah 2008 Family Trust, in which Mr. Hasu Shah is the trustee; and (iii) 208,054 common shares issuable upon redemption of partnership units that are currently redeemable and held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah, in which the trustee is an unaffiliated third party. The partnership units held by the Hasu and Hersha Shah 2004 Trust FBO Neil H. Shah have been pledged as security to a third party.

(6)	Includes 52,976 common shares issuable upon redemption of partnership units held by Mr. Desfor.

(7)	Includes 287 common shares that are held indirectly by Mr. Sabin’s wife and with respect to which he shares voting and investment power.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY
The following table sets forth certain information as of March 31, 2020, with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to the Company to be the beneficial owner of five percent or more of the Company’s common shares.

	Common shares
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)

BlackRock Inc.(2) 55 East 52nd Street New York, NY 10055	7,546,566	19.5%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,871,545	15.2%

(1)	Percentages are based on 38,673,242 common shares outstanding as of March 31, 2020.

(2)
Information based solely on Amendment No.11 to a Schedule 13G filed with the SEC on February 4, 2020 by Blackrock, Inc. which has reported sole voting power over 7,220,699 common shares and sole dispositive power over 7,546,566 common shares.

(3)
Information based solely on Amendment No. 12 to a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, Inc. The Vanguard Group Inc. has disclosed that is has sole voting power over 68,213 common shares, sole dispositive power over 5,788,953 common shares, shared voting power over 53,328 and shared dispositive power over 82,592 common shares. The Vanguard Group, Inc. has reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 29,264 common shares and that Vanguard Investment Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 92,277 common shares.

COMPENSATION COMMITTEE REPORT
Review of Compensation Discussion and Analysis
The Compensation Committee has reviewed and discussed the CD&A contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Trustees that it be included in this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee were an officer or employee of the Company or any of its subsidiaries during 2019 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a trustee of the Company.
The Company’s regular filings with the SEC and its trustees’ and executive officers’ filings under Section 16(a) of the Exchange Act are also available on the Company’s website.

COMPENSATION COMMITTEE,

Thomas J. Hutchison III (Chair)
Jackson Hsieh
Michael A. Leven
Dianna F. Morgan
April 17, 2020	John M. Sabin

COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement explains the type and amount of compensation provided to the Company’s NEOs in 2019, as well as the principles and processes that the Compensation Committee of the Board of Trustees follows in determining such compensation. The NEOs consist of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the Company’s three other most highly paid executive officers as of December 31, 2019.
The NEOs for 2019 are as follows:

•	Hasu P. Shah, the Company’s Chairman of the Board;

•	Jay H. Shah, the Company’s Chief Executive Officer;

•	Neil H. Shah, the Company’s President and Chief Operating Officer;

•	Ashish R. Parikh, the Company’s Chief Financial Officer and Assistant Secretary; and

•	Michael R. Gillespie, the Company’s Chief Accounting Officer and Assistant Secretary.
The NEOs named above were also NEOs in 2017 and 2018.
Redesigned Executive Compensation Program
In establishing the 2019 executive compensation program, the Compensation Committee Chair engaged in stockholder outreach to understand their thoughts on our executive pay program and its alignment with performance, and to solicit feedback on our compensation program and practices.

In response to shareholders’ feedback, our Compensation Committee worked with FPL to redesign certain aspects of our executive compensation framework. The following table summarizes the modifications we made to enhance our executive compensation program and further promote alignment with our shareholders.
The illustration below contains an overview of the modifications made to each component of our executive compensation program, noting that we have decreased the amount tied to short-term, annual performance in favor of increasing the amount of compensation tied to multi-year, long-term performance. The percentages in this illustration reflect the mix of pay for our CEO although similar modifications also apply to other NEOs.

2018 Program		Modification	2019 Program	
	Component		Component	
17%	**Base Salary**	*Increased base salaries of NEOs by approximately 3%.*	**Base Salary**	17%
61%	**Annual Cash Incentive Program and Annual Equity Incentive Program**	*STIP will be awarded 50% in cash and 50% in equity, though executives may elect to receive the cash portion of the annual incentive award in equity, and will receive a 25% premium if such election is made.* *100% of short-term incentive program award is based on corporate performance (25% AFFO per share, 25% Absolute EBITDA, 25% Fixed Charge Coverage Ratio, and 25% Absolute RevPAR Growth). All subjective, individual-specific performance objectives were eliminated.* *Eliminated the Annual Equity Incentive Program ("Annual EIP") based on annual performance.*	**Short-Term Incentive Program**	51%
22%	**Multi-Year Equity Incentive Program**	*Increased the weighting of the multi-year component of compensation to 32% of target compensation for our CEO and 23% for all Other NEOs.* *100% of the award is still based on 3-year absolute TSR, relative TSR, and relative RevPAR growth.*	**Long-Term Incentive Program**	32%

Amounts earned under the STIP are awarded 50% in cash and 50% in equity. The STIP is measured on an annual basis and includes the objective metrics used in our former Annual CIP but eliminates individual-specific performance objectives. Executives may elect to receive the cash portion of the STIP in equity, which will be restricted and subject to forfeiture during a vesting period subsequent to issuance of the award. Elections to receive the cash portion in equity must be made by the end of the first quarter of the program year, at least nine months before the end of the performance period. Executives will receive a 25% premium for amounts elected in equity, if any.
Our former Annual EIP component has been eliminated going forward to both simplify our compensation program and avoid any duplication in annual incentives. The Absolute RevPAR growth metric is now included in the STIP and RevPAR growth relative to our peers measured on an annual basis, along with individual-specific performance objectives, have been eliminated.
We continue to utilize a robust LTIP (formerly our Multi-Year Equity Incentive Program or “MYEIP”) which is measured over a three-year period and amounts earned are awarded 100% in equity. The LTIP includes relative and absolute metrics based on total return to shareholders. We must outperform our peers to earn at a target level, and if we do not at least deliver an 10% total return for investors over a three-year period, 37.5% of the award is forfeited.
In addition to restructuring the elements of our executive compensation program, an effort was made to increase the portion of compensation potential from short-term to long-term and metrics that are primarily focused on total return to shareholders. For 2019, 32% (compared to 23% under our previous program) of the CEO’s target compensation potential is dependent upon long-term metrics primarily focused on total return to shareholders. For the other NEOs, 23% (compared to 17% under our previous program) of target compensation potential is dependent upon long-term metrics primarily focused on total return to shareholders.
The redesigned 2019 compensation program simplifies our incentive compensation structure, eliminates individual-specific performance metrics, and places greater emphasis on long-term total return to shareholders. The 2019 compensation program retains an emphasis on performance-based at-risk compensation, with 83% of CEO target compensation potential and 79% of all other NEOs target compensation potential dependent on the Company’s performance.
Executive Summary
The objectives of the Company’s executive compensation program are to attract, retain and motivate experienced and talented executives who can help maximize shareholder value. The Company believes that a significant portion of the compensation paid to executive officers should be closely aligned with the Company’s performance on both a short-term and long-term basis. In addition, a significant portion of compensation should be in the form of the Company’s common shares to more fully align the interests of the Company’s executives and its shareholders and to mitigate any risks associated with pay-for-performance components of our compensation program.

Our program consists of rigorous goals, is targeted towards outperformance, and aligns management with investors. Our short term and long-term incentives are tied 100% to performance.

The following table summarizes certain aspects of our pay practices:

☑ WHAT WE DO	☒ WHAT WE DO NOT DO
The Company ties NEO pay to performance. For 2019, 83% of the CEOs’ and 79% of the other NEOs’ target pay potential was performance-based and at-risk. The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual NEO achievement.

The Company has no contractual arrangements for minimum or guaranteed payouts (other than base salary which, for 2019, was only 17% of the CEO’s and 21% of the other NEOs’ target pay potential). There are no guarantees in place for any potential changes to our NEOs’ base salaries, cash incentive payments or equity awards.

The Company sets clear goals for company performance and differentiates certain elements of compensation based on individual NEO achievement. 100% of at-risk compensation is payable only upon the achievement of specific performance metrics and individual achievement.

The Company does not issue equity compensation that is at-risk merely due to time-based vesting. Rather 100% of at-risk compensation is dependent upon specific performance metrics and individual achievement. Once earned, equity awards are subject to time-vesting requirements to promote retention.

The Company mitigates undue risk, including retention provisions, multiple performance targets, and robust Board and management processes to identify risk. The Company will clawback bonuses and other incentive-based and equity-based compensation when misconduct results in a financial restatement.
The Compensation Committee does not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to the Company.
The Company has reasonable post-employment and change in control provisions. The employment agreements with the NEOs generally provide for cash payments after a change in control only if the NEO is also terminated without cause or voluntarily resigns for good reason within one year of the change in control (a double-trigger).

The Company does not have any tax gross-up provisions for any of the NEOs and maintains that it will not enter into an agreement with a new executive officer that includes a tax gross-up provision with respect to payments contingent upon a change in control.

The Compensation Committee benefits from its utilization of an independent compensation consulting firm. The reports prepared by the compensation consulting firm are used by the Compensation Committee to set executive compensation at levels that are intended to be competitive with the Company’s industry peers.
The Company’s compensation consulting firm does not provide any other services to the Company or management.
The Company has adopted share ownership guidelines for the NEOs. In addition, the Company implemented requirements for the NEOs to hold shares granted for two years beyond vesting.
The Company has not used options or share appreciation rights. If used, the Company would not reprice these securities if they were underwater. The Company does not pay dividends on unvested performance shares.

Only customary perquisites, such as health and insurance benefits, are provided. Perquisites represent only a small portion of the total NEO compensation.	The Company does not have deferred compensation or pension plans and does not provide perquisites to the NEOs that would be considered significant or extraordinary.

The Compensation Committee establishes rigorous metrics for the NEOs and attempts to tie pay for performance on various company specific metrics and total shareholder returns.

Pay-for-Performance
We have made substantial enhancements to our compensation programs for 2019 in response to investor outreach. Pay-for-performance has always been and continues to be an important cornerstone of the Company’s compensation philosophy. The design of our legacy compensation program resulted in almost 83% of our CEO compensation and 79% of the compensation of all other NEOs being performance based (at risk):

SHORT-TERM INCENTIVE PROGRAM (STIP) - One hundred percent (100%) of the potential incentive under the 2019 STIP was based on the achievement of company-wide operational and financial goals, including the achievement of adjusted funds from operations (“AFFO”) targets, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) targets, fixed charge coverage ratio targets, and revenue per available room (“RevPAR”) targets. If earned, the awards will be settled 50% in cash and 50% in the form of common shares issued by the Company or LTIP Units issued by the Company’s operating partnership. As noted below, the Compensation Committee has adopted a policy that allows the NEOs to elect to receive cash awards earned under the STIP, if any, in equity. Common shares or LTIP Units issued are subject to a two-year vesting period from the end of the performance period and are subject to forfeiture.
LONG-TERM INCENTIVE PROGRAM (LTIP) AND LEGACY MULTI-YEAR EQUITY INCENTIVE PLANS (MULTI-YEAR EIP) - Under the 2019 LTIP and the 2018 and 2017 Multi-Year EIPs, performance was measured based on the Company’s achievement of absolute total shareholder return and total shareholder return relative to a predetermined peer group, as well as RevPAR growth relative to a predetermined peer group, over a three-year period. If earned, the awards are settled in the form of common shares issued by the Company or LTIP Units issued by the Company’s operating partnership.
STIP Equity Election
The Compensation Committee has adopted a policy that allows the NEOs to elect to receive cash awards under the STIP, if any, in the form of common shares issued by the Company or LTIP Units issued by the Company’s operating partnership. For payments elected in equity, common shares or LTIP Units, the NEO received a 25% premium. For 2019, each NEO elected to receive 100% of any payouts earned under the STIP in LTIP Units. For the third straight year, the only cash compensation received by the NEOs was base salary.

As a result, 84% of CEO potential compensation and 80% of all other NEO potential compensation was paid in equity:

TOTAL COMPENSATION
BEFORE Annual CIP Equity election	AFTER Annual CIP Equity election

Shareholder Interest Alignment
We believe that our STIP and LTIP under our redesigned 2019 compensation program, further enhance long-term shareholder value by incentivizing long-term performance and aligning the interests of the NEOs and the shareholders. In addition, paying a significant portion of an NEO’s compensation in the form of restricted equity awards mitigates potential risks associated with pay-for-performance elements of compensation and is a helpful tool in retaining senior executives. Therefore, equity is a key component of the Company’s executive compensation program, with equity award potential (including STIP awards elected in equity) accounting for almost 84% of the total compensation program for our CEO and 80% of the total compensation program of our other NEOs. All equity awards granted to the NEOs in 2019 were in the form of restricted equity that, once earned based on prior performance, subsequently vest over time and are required to be owned for a minimum of one year after the vesting date and therefore have a significant retention element. Before these awards are earned, as described above, significant value is at risk for the NEOs.
As described under “-Stock Ownership Guidelines” below, the Company has formal stock ownership guidelines that require:

•	the Company’s non-employee trustees, within three years of becoming a trustee, to own Company shares equal in value to at least five times the annual cash retainer paid to non-employee trustees;

•
the Company’s executive officers to own Company shares equal in value to a multiple of such executive’s base salary as follows: Chairman of the Board (4 times); Chief Executive Officer (6 times); President and Chief Operating Officer (6 times); Chief Financial Officer (3 times); and Chief Accounting Officer and all other executive officers (1 times); and

•	the Company’s executive officers to own Company shares received from vesting of share awards for a minimum of one year after the vesting date.
For purposes of these guidelines, units of limited partnership interest issued by the Company’s operating partnership are considered “Company Shares.” The Compensation Committee has authorized a waiver from these requirements if non-compliance is caused by a decline in the Company’s common share price below $8.00 per share.

Compensation and Corporate Governance
The Compensation Committee believes that solid corporate governance should be reinforced through the Company’s executive compensation programs and has adopted the following policies with regard to share ownership and compensation that are intended to promote good corporate governance:

•	hedging of Company shares is prohibited;

•
if the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting under federal securities law, the Company will “clawback” any bonus or other incentive-based or equity-based compensation received by the NEOs from the Company during the twelve month period following the first issuance or filing of the financial statements that are required to be restated and any profits realized from the sale of the Company’s securities during such twelve month period; and

•	additional pledges of Company shares by Trustees and NEOs are prohibited.
Compensation Principles
The Compensation Committee designs and oversees the Company’s compensation policies and approves compensation for the NEOs. Each year, the Compensation Committee’s goal is to create an executive compensation program for the NEOs that is linked to the creation of shareholder value. To accomplish this goal, the executive compensation program for the NEOs is designed to:

•
Support the Company’s business strategy-The Compensation Committee seeks to align executive compensation programs for the NEOs with business strategies focused on long-term growth and sustained shareholder value. The programs are designed to motivate the NEOs to overcome challenges and exceed company goals.

•
Pay for performance-The Compensation Committee places a large portion of the NEOs’ pay “at risk” and dependent upon the achievement of specific corporate and individual performance goals. The Company pays higher compensation when goals are exceeded and lower compensation when goals are not met.

•
Pay competitively-The Compensation Committee sets target compensation to be competitive with its peer group. We set “maximum” objectives that if achieved may place the compensation paid to the NEOs above the median compared to the peer group.

Compensation Objectives
In designing the executive compensation programs for the NEOs, the objectives are to:

•	drive superior business and financial performance by designing programs that motivate the NEOs to achieve or exceed goals within their control;

•	attract, retain and motivate the right people in the right job by rewarding NEOs that perform at a high level;

•	align the long-term interests of the NEOs and the shareholders by building significant ownership of common shares into our annual and multi-year equity incentive programs;

•	focus on long-term results, such as total shareholder return; and

•	create a balanced executive compensation program that utilizes elements that discourage excessive risk taking.
Independent Compensation Consultant
The Compensation Committee engaged FPL during 2019 as its independent compensation consultant. FPL advised and did extensive work with the Compensation Committee Chairman to create the re-design of the Executive compensation program for 2019. FPL also provided the Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the Company’s executive compensation program. In addition, FPL advised the Compensation Committee on the design of the compensation program for the Company’s non-employee trustees.

FPL does no work for management, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company or any of its affiliates. From time to time, FPL receives input from the Company’s Chief Executive Officer regarding the Company’s strategic goals and the manner in which the executive compensation program should support these goals.
Process for Determining Executive Compensation
The Compensation Committee structures executive compensation for the NEOs so that total targeted annual compensation opportunities are competitive with comparable positions at companies considered to be the Company’s peers. The Compensation Committee intends for the level of compensation for the NEOs to be competitive with the compensation offered by publicly held companies that are comparable to the Company with regard to size (based on total assets and market capitalization) and industry focus (publicly trading lodging companies, including REITs). The Compensation Committee believes this allows the Company to successfully attract and retain the high quality executive talent critical to the Company’s long-term success.
In setting executive compensation for the NEOs in 2019, the Compensation Committee considered levels of compensation paid by the following group of publicly traded lodging REIT companies (“2019 Peer Group”):

Company Name	Total Assets (in thousands)	Total Capitalization (in thousands)	Total Room Count	Number of Properties	Number of Employees
Apple Hospitality REIT, Inc.	$ 4,942	$5,187	29,870	233	62
Ashford Hospitality Trust	$ 4,691	$5,071	25,033	118	36
Chatham Lodging Trust	$ 1,439	$1,470	18,442	135	7
DiamondRock Hospitality Company	$ 3,426	$3,421	10,102	31	31
Pebblebrook Hotel Trust	$ 6,499	$6,568	14,013	56	50
RLJ Lodging Trust	$ 5,851	$5,683	22,748	104	84
Summit Hotel Properties, Inc.	$ 2,356	$2,640	11,288	72	57
Sunstone Hotel Investors, Inc.	$ 3,919	$4,407	10,610	20	48
Xenia Hotels & Resorts, Inc.	$ 3,263	$3,799	11,245	39	51

25th Percentile	$ 3,263	$3,421	11,245	39	36
Median	$ 3,919	$4,407	14,013	72	50
75th Percentile	$ 4,942	$5,187	22748	118	57

Hersha Hospitality Trust	$ 2,122	$2,178	7,644	48	49
Source: S&P Global; as of December 31, 2019.
The Compensation Committee, with input from FPL and from management, annually reviews the companies included in the peer group. Accordingly, the Compensation Committee may add or eliminate companies based on factors the Compensation Committee deems relevant. The primary criteria evaluated in the selection of the peer group include similarity of business strategy, scope of operations, total market capitalization and total assets. The Compensation Committee excluded certain lodging-focused, self-managed equity REITs with dissimilar business strategies or that were larger and smaller than the companies named above in terms of scope of operations, total assets and market capitalization, such as Host Hotels & Resorts, Inc., Park Hotels and Resorts, and Condor Hospitality Trust, Inc.
Based on information provided to the Compensation Committee by FPL, the Compensation Committee determined that the total targeted annual compensation opportunity for each of the NEOs was competitive compared to the 2019 Peer Group.

The following table shows each element of the total annual compensation for 2018 for each NEO compared to the same information for the 2019 Peer Group:

Executive	Benchmark	Base Salary	Non-Equity Incentive	Equity Incentive	Total Annual Compensation
Hasu P. Shah	Chairman	3rd of 3	3rd of 3	2nd of 3	2nd of 3
Jay H. Shah	CEO	7th of 11	11th of 11	1st of 11	7th of 11
Neil H. Shah	COO	1st of 9	9th of 9	1st of 9	1st of 9
Ashish R. Parikh	CFO	6th of 11	11th of 11	2nd of 11	4th of 11
Michael R. Gillespie	CAO	3rd of 5	5th of 5	1st of 5	2nd of 5

Although the Compensation Committee seeks to provide total targeted annual compensation opportunities that approximate the 50th percentile of the 2019 Peer Group, the Compensation Committee did not rely exclusively on the 2019 Peer Group data in establishing target levels of compensation and does not have a rigid or formulaic process with regard to using peer data to set target levels of compensation (for example, assigning specific weights or values to each member of the 2019 Peer Group). Instead, the Compensation Committee used the 2019 Peer Group data as one of many tools to assist the Compensation Committee. Survey information provided by FPL to the Compensation Committee assisted the Compensation Committee in confirming the validity of the market competitiveness of the Company’s executive compensation program and provides broader context to the 2019 Peer Group data, as well as provide data for positions where data for the 2019 Peer Group was not available from public filings with the SEC. In setting total target annual compensation opportunities for each NEO, the Compensation Committee considered the following factors:

•	the competitive data (2019 Peer Group and survey data), focusing on the median of the data as a starting point;

•	each NEO’s past and continuing performance;

•	each NEO’s scope of responsibility and impact on the Company’s performance and contribution to its long-term success;

•	internal equity (i.e., an NEO’s compensation levels relative to his or her peers, direct reports and supervisors);

•	the Chief Executive Officer’s recommendations for the other NEOs; and

•
the views of the members of the Compensation Committee and the other members of the Board of Trustees on individual contribution based upon routine interaction with the NEOs on corporate and public reporting matters.

In making executive compensation determinations, the Compensation Committee generally considers the results of the most recent shareholder advisory vote on executive compensation. In summary, the Compensation Committee’s process for setting total targeted annual compensation opportunities employs a flexible approach that responds to and adjusts for the evolving business environment. The Compensation Committee believes this approach permits the Company to respond to dynamics in the market for executive talent and provides the Company with flexibility in maintaining and enhancing the NEOs’ engagement, focus, motivation and enthusiasm for the Company’s long-term growth and sustained shareholder value.
Each of the NEOs’ performance is evaluated in light of the Company’s overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the Compensation Committee and the Board of Trustees. For 2019, the Compensation Committee believed annual base salary and benefits when added to the potential variability of the annual cash and equity incentive programs and the multi-year equity incentive program provided an appropriate mix of financial security, risk and reward.
Dual Role Structure
Consistent with past practice, the Compensation Committee considered the dual roles that Mr. Neil Shah, President and Chief Operating Officer, serves for the Company in establishing his compensation. Mr. Neil Shah has been and is currently the President and Chief Operating Officer of the Company and continues to serve as the Chief Investment Officer and Head of Asset Management. These roles are typically performed by multiple executive level individuals. The Compensation Committee worked with FPL, our Compensation Consultant, to put together a pay structure for Mr. Neil Shah that incorporates these additional duties and the leadership role that Mr. Neil Shah serves in these dual roles. The Compensation Committee believes that the overall compensation for Mr. Neil Shah is commensurate for the dual roles that he serves within the Company.
In addition, the Compensation Committee considered the compensation of Mr. Neil Shah as a part of a broader analysis of the aggregate pay level of our NEOs to ensure that, on a total pay basis across our executive team, it is appropriate when compared to our peers.

Interaction with Management
Our Compensation Committee regularly meets in executive sessions without management present. Our Chief Executive Officer, considering each of the performance factors outlined below under “-Components of Executive Compensation,” annually reviews the compensation for each NEO, other than himself, and makes recommendations to the Compensation Committee regarding any proposed adjustments. Recommendations, if any, for interim modifications to salaries are also based on the factors outlined above and are made by the Chief Executive Officer to the Compensation Committee. Final compensation decisions are ultimately made in the sole discretion of the Compensation Committee.
Components of Executive Compensation
In 2019, the components of executive compensation consisted of the following:

•	base salary;

•	short term incentive program;

•	long-term incentive program; and

•	benefits.
Base Salary
Base salary provides the NEOs with a basic level of financial security and promotes the Compensation Committee’s objectives by attracting and retaining top talent. Base salary increases for the Company’s Chief Executive Officer are determined by the Compensation Committee and approved by the Board of Trustees. Base salary increases for the other NEOs are recommended by the Company’s Chief Executive Officer and are subject to review and approval by the Compensation Committee.
To align with the market data provided for the 2019 Peer Group, the Compensation Committee increased base salaries of the NEOs by 3.2% in the aggregate with individual increases ranging between 2.9% and 3.3%. The Compensation Committee was satisfied that each NEO’s base salary for 2019 was reasonable and appropriate based on each NEO’s responsibilities and performance.
Base salaries for the NEOs for 2018 and 2019 are as follows:

	2018 Base Salary	2019 Base Salary	Increase over 2018
			($)	(%)
Hasu P. Shah	$255,000	$262,500	$7,500	2.9%
Jay H. Shah	$770,000	$795,000	$25,000	3.2%
Neil H. Shah	$750,000	$775,000	$25,000	3.3%
Ashish R. Parikh	$490,000	$505,000	$15,000	3.1%
Michael R. Gillespie	$335,000	$345,000	$10,000	3.0%

Short-Term Incentive Program (“STIP”)
The purpose of the STIP is to reward achievement of annual goals and objectives and provide at-risk, comprehensive pay opportunities linked primarily to company-wide performance. Each year, management proposes and the Compensation Committee evaluates and finalizes the annual goals and objectives, which are subsequently approved by the Board of Trustees. By using goals and objectives thoroughly reviewed by the Board of Trustees, the Compensation Committee rewards participants for achieving performance levels that management has identified and the Board of Trustees believe are critical to creating and sustaining long-term shareholder value.

The Compensation Committee believes the STIP provides the NEOs with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall Company-wide performance, and further aligns the financial interests of the participating NEOs with those of shareholders.
Key features of the STIP include the following:

•	a primary emphasis on:

(1)	sustained Company-wide financial growth as measured by such metrics as AFFO per share, EBITDA targets, and RevPAR growth, and

(2)	financial flexibility and balance sheet strength as measured by a fixed charge coverage ratio;

•	a structured approach to determine awards by measuring against pre-established metrics; and

•	payouts, if any, to be awarded 50% in cash and 50% in equity.
The Compensation Committee, in conjunction with the Chief Executive Officer, reviewed the annual cash incentive awards. Annual cash incentive awards were based on an evaluation of the performance, level of responsibility and leadership of the named executive officer in relation to overall corporate results.
For 2019, the Compensation Committee established the following mix of Company performance measures for the STIP:

Pay Element	Weightings	Metrics	Hurdles

2019 STIP	25.0%	AFFO per share	Threshold:	$2.15
			Target:	$2.30
			High:	$2.35

	25.0%	EBITDA	Threshold:	$174M
			Target:	$181M
			High:	$184M

	25.0%	Absolute RevPar growth	Threshold:	1.50%
			Target:	2.25%
			High:	3.00%

	25.0%	Fixed charge coverage ratio	Threshold:	2.25x
			Target:	2.35x
			High:	2.50x

The Compensation Committee believes AFFO per share, an EBITDA target, absolute RevPAR growth, and a fixed charge coverage ratio are appropriate and effective measures of annual Company-wide performance. These performance measures were chosen because they strike a balance between maximizing AFFO per share in the short-term and driving a premium multiple for our shares while maintaining long-term value with a lower risk balance sheet. The threshold level for each performance measure was set based on a level of performance that was believed at the time to be achievable in order to motivate and retain the participating NEOs. The target level for each performance measure was set based on a level of performance that was believed at the time to be aggressive, but obtainable. The high level for each performance measure was set based on a level of performance that was believed to be realizable, but only as a result of exceptional performance.
The Compensation Committee chose several of the performance targets described above to align the STIP with the Company’s 2019 goals and objectives as established by management and the Board of Trustees. The Compensation Committee established rigorous metrics for the Management team in 2019 and none of the target metrics were below the metrics established for 2018. The Compensation Committee continues to utilize rigorous goals to established proper alignment between pay and performance for the executive management team. The Compensation Committee chose the relative weights of the performance measures based on the Compensation Committee’s desire to emphasize financial results while maintaining a focus on non-financial initiatives.

AFFO per share: The Company achieved AFFO per share of $1.94 in 2019 which was below the threshold level of performance resulting in no payout for the AFFO per share metric.

(1)
AFFO per share is determined by calculating funds from operations (“FFO”) applicable to common shares and partnership units in accordance with the December 2018 Financial Standards White Paper of the National Association of Real Estate Investment Trusts (“NAREIT”), which the Company refers to as the “White Paper.” The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Management’s interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Management calculated AFFO, which reflects FFO in accordance with the NAREIT definition further adjusted by: (i) adding back (deducting) income tax expense (benefit); (ii) adding back non-cash share based compensation expense; (iii) making adjustments to lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; (iv) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions; (v) adding back amortization of deferred financing costs; (vi) making adjustments for the amortization of original issue discount/premium; (vi) adding back the amortization of amended interest rate swap liabilities; (vii) adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (viii) adding back our interest in prior period charges recorded by our unconsolidated joint ventures; (ix) adding back loss on remediation of property damage; (x) adding back operating losses incurred on non-operating properties; and (xi) state and local tax expense related to the reassessment of prior period assessments.

EBITDA: The Company achieved absolute EBITDA of $166 million which was below the threshold level of performance resulting in no payout for the AFFO per share metric.

(1)
Consolidated adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”). The Company’s interpretation of Adjusted EBITDA is that EBITDA derived from its investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. In addition, Adjusted EBITDA is adjusted to (i) adding back non-cash stock expense; (ii) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; (iii) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions; (iv) add back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (v) adding back our interest in prior period charges recorded by our unconsolidated joint ventures; (vi) adding back operating losses incurred on non-operating properties; (vii) adding back impairment related expenses; and (viii) state and local tax expense related to the reassessment of prior period assessments.

Absolute RevPAR Growth: The Company’s Absolute RevPAR Growth for 2019 was 1.70%, 76% of the target and above the threshold performance hurdle resulting in incentive earned at the threshold level.

(1)
Revenue per available room ("RevPAR") is total room revenue earned per room available to be sold and is a common key performance metric utilized by the lodging industry. Absolute RevPAR Growth is calculated as the percentage increase in RevPAR achieved in the current year when compared to RevPAR achieved during the same period in the prior year.

Fixed Charge Coverage Ratio: The Company’s Fixed Charge Coverage Ratio for 2019 was 2.27x, 97% of the target and above the threshold performance hurdle resulting in incentive earned at the threshold level.

(1)
Calculated as (i) consolidated adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”), divided by (i) the sum of (A) interest expense, plus (B) preferred share distributions. The Company’s interpretation of Adjusted EBITDA is that EBITDA derived from its investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. In addition, Adjusted EBITDA is adjusted to (i) add back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties; (ii) adding back non-cash stock expense; (iii) adding back impairment related expenses; (iv) adding back acquisition and terminated transaction expenses, as well as accruals for contingent consideration on acquisitions; (v) making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment; and (vi) state and local tax expense related to the reassessment of prior period assessments.

*****
The following table indicates the amounts the participating NEOs may earn for threshold, target and maximum performance and the amount of the cash bonuses that were earned:

	Threshold	Target	Maximum	Actual Bonus Earned
	(as a % of 2019 base salary)	(as a % of 2019 base salary)	(as a % of 2019 base salary)	(as a % of 2019 Target)(1)	(in dollars)
Hasu P. Shah	120%	140%	160%	43%	$157,500
Jay H. Shah	240%	300%	380%	40%	$954,000
Neil H. Shah	240%	300%	380%	40%	$930,000
Ashish R. Parikh	160%	240%	300%	33%	$404,000
Michael R. Gillespie	120%	180%	220%	33%	$207,000

(1)    Threshold amounts presented as an aggregate of the threshold amounts achievable for each component/metric. As noted, failure to achieve AFFO per share and EBITDA at or above a threshold level resulted in no payout for those components of the STIP awards and the dollar amount of STIP awards earned was less than the aggregate threshold potential.

The Compensation Committee has adopted a policy that allows the NEOs to elect to receive the cash portion of payouts, if any, under the 2019 STIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO receives a 25% premium. LTIP Units issued are subject to a two-year vesting period from the end of the performance period. For 2019, each NEO elected to receive 100% of any payouts earned under the STIP in LTIP Units. As a result, the Compensation Committee approved the following LTIP Units to be issued to the NEOs: Mr. Hasu P. Shah, 49,494, Mr. Jay H. Shah, 299,791 LTIP Units; Mr. Neil H. Shah, 292,249 LTIP Units; Mr. Parikh; 126,956 LTIP Units; and Mr. Gillespie, 65,049 LTIP Units. The LTIP Units awarded were determined by the sum of the dollar amount of 1) the equity award earned under the STIP, 2) the cash award earned under the STIP, and 3) the 25% premium on cash awards elected to be received in LTIP Units, divided by $3.58, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to April 13, 2020, the date of issuance. The awards issued to the NEOs pursuant to the STIP vest on December 31, 2021.
Long-Term Incentive Program
The Compensation Committee believes it is important to provide the NEOs with equity incentives to promote retention, incent sustainable growth and long-term value creation, and to further align the interests of the NEOs with those of shareholders by exposing the NEOs to stock price changes during the performance and vesting periods. Awards under the long-term equity incentive program are both “performance based” and “time based.” The Long-Term Incentive Program consist of 100% equity awards, with performance measured over a three-year performance period and awards earned subject thereafter to a one-year vesting period during continued service. Prior to the re-design of the 2019 executive compensation program, the Compensation Committee used a mix of long-term equity incentives that include one- and three-year performance periods. The multi-year long-term incentive programs (“Multi-Year EIPs”) had a three-year performance period followed by a one-year vesting period for awards issued under the programs. The annual long-term equity incentive program (“Annual EIP”) had a one-year performance period followed by a three-year vesting period for awards issued under the programs.
The following illustrates the performance based and time-based components of the 2019 LTIP program as well as the legacy Multi-Year EIPs and Annual EIP:

(1)
Awards can be earned under the 2019 LTIP program and the Multi-Year EIP programs based on the achievement of determined levels of Absolute Total Shareholder Return (“TSR”) (37.5% of the potential award), TSR relative to the Company’s peers (37.5% of the potential award), and RevPAR growth relative to the Company’s peers (25.0% of the potential award).

(2)	The Annual EIP program was eliminated as part of the re-design of the 2019 executive compensation program.
In 2019, the Compensation Committee adopted the 2019 LTIP and granted awards pursuant to the program to the NEOs. The awards pursuant to the LTIP consisted of agreements to issue equity awards where the number of awards issued is not determined until the end of a three-year performance period. The 2019 LTIP performance period commenced on January 1, 2019 and ends on December 31, 2021. Similarly, the 2018 Multi-Year EIP commenced January 1, 2018 and ends on December 31, 2020 and the 2017 Multi-Year EIP commenced on January 1, 2017 and ended on December 31, 2019.

Once the Compensation Committee determines the awards have been earned and the equity underlying the awards has been issued, one-half of the equity awards will remain subject to time-based forfeiture provisions. Common shares, LTIP Units or a combination of common shares and LTIP Units may be used to settle awards under the programs, if the awards are earned based on the metrics described below. Any equity awards pursuant to the programs will be made under the Company’s 2012 Equity Incentive Plan or any other equity incentive plan approved by the Company’s shareholders.
The following table summarizes the metrics used to determine awards issued under the LTIP and the Multi-Year EIPs:

Pay Element	Weightings	Metrics	Hurdles

2019 LTIP 2018 Multi-Year EIP 2017 Multi-Year EIP	37.5%	Absolute TSR	Threshold:	10.0%
			Target:	12.0%
			Maximum:	14.0%

	37.5%	Relative TSR vs. Peer Group(1) median	Threshold:	-150bps
			Target:	+50bps
			Maximum:	+250bps

	25.0%	Relative RevPAR vs. Peer Group(1) median	Threshold:	+25bps
			Target:	+50bps
			Maximum:	+75bps

(1)
Relative TSR and Relative RevPAR performance is determined by comparing the performance of the 2019 Peer Group for the 2019 LTIP, the 2018 Peer Group for the 2018 Multi-Year EIP, and the 2017 Peer Group for the 2017 Peer Group over the same performance period.

Actual performance for the Absolute TSR and Relative TSR vs. Peer Group median metrics were below threshold performance and, as such, no amounts were paid for those components under the 2017 Multi-Year EIP. Actual performance for the Relative RevPAR vs. Peer Group median was in excess of the maximum hurdle and the Compensation Committee determined the maximum payout was warranted for this component of the 2017 Multi-Year EIP.
Shares issued under the 2017 Multi-Year EIP were determined by dividing the amount earned by $3.58, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to the date of issuance, April 13, 2020. The 2017 Multi-Year EIP entitles the NEOs to a cash payment equal to dividends that would have been paid on the shares earned since January 1, 2017, the beginning of the performance period. Since the January 1, 2017, the Company paid dividends of $3.84 per share on its common shares. Due to recent lodging demand shocks from the COVID-19 virus outbreak and its impact on our operating results in 2020, the NEOs elected to waive receipt of these cash payments.

For the 2017 MYEIP, the Compensation Committee approved the following awards for the NEOs in April 2020:

NEO	Dollar Value of Possible Equity Awards (Threshold to Maximum)(1)	Dollar Amount of Multi-Year EIP Awarded(1)	Number of Restricted LTIP Units Awarded(2)	Distributions on LTIP Units Awarded(3)
Hasu P. Shah	$300,000 to $450,000	$112,500	31,425	Waived
Jay H. Shah	$800,000 to $1,200,000	$300,000	83,799	Waived
Neil H. Shah	$800,000 to $1,200,000	$300,000	83,799	Waived
Ashish R. Parikh	$300,000 to $450,000	$112,500	31,425	Waived
Michael R. Gillespie	$100,000 to $150,000	$37,500	10,475	Waived

(1)
Threshold amounts presented as an aggregate of the threshold amounts achievable for each component/metric. As noted, failure to achieve Absolute and Relative TSR at or above a threshold level resulted in no payout for that component of the Multi-Year EIP awards and the dollar amount of Multi-Year EIP awards earned was less than the aggregate threshold potential.

(2)
Determined by dividing the dollar amount of the award under the Multi-Year EIP by $3.58, the per share volume weighted average trading price of the Company’s common shares on the NYSE for the 20 trading days prior to the issuance date, April 13, 2020. The awards issued to the NEOs pursuant to the Multi-Year EIP vest as follows: 50% on the date of issuance and 50% on December 31, 2020.

(3)
The NEOs elected to waive cash payment earned equal to $3.84 per LTIP Unit awarded. Payments due, had they not been waived, would have been $120,672 for Mr. Hasu Shah, $321,788 for Mr. Jay Shah, $321,788 for Mr. Neil Shah, $120,672 for Mr. Parikh and $40,224 for Mr. Gillespie.

Performance under the 2017 Multi-Year EIP resulted in payout to the CEO and all other NEOs that equaled 30% of the target compensation for the program.
The equity awards issuable pursuant to the 2018 Multi-Year EIP and the 2019 LTIP will be determined and issued to the NEOs in the first quarter of 2021 and 2022, respectively, if earned. The number of shares or units awarded pursuant to the programs will be based on a specified dollar amount for each NEO divided by the 20-day volume weighted average closing price of the Company’s common shares on the New York Stock Exchange as of December 31, 2017 and December 31, 2018, respectively.

In response to feedback we received during engagement with our shareholders, we modified our 2019 compensation program by decreasing the amount of compensation tied to annual performance measures and making a larger portion of each executive’s overall compensation based on performance measured over a three year period. As a result, the 2019 LTIP accounts for 30% of NEO target compensation. Prior to the redesign of the executive compensation program, the 2018 Multi-Year EIP accounted for 22% of NEO target compensation. The following table sets forth the potential equity awards for each of the 2019 LTIP and 2018 Multi-Year EIP, in terms of dollar value, that each NEO may earn for each program:

໿

Dollar Value of Possible Equity Awards
NEO	2018 Multi-Year EIP	2019 LTIP
Hasu P. Shah	$300,000 to $450,000	$302,000 to $446,000
Jay H. Shah	$800,000 to $1,200,000	$1,272,000 to $1,670,000
Neil H. Shah	$800,000 to $1,200,000	$1,240,000 to $1,628,000
Ashish R. Parikh	$300,000 to $450,000	$556,000 to $758,000
Michael R. Gillespie	$100,000 to $150,000	$121,000 to $259,000
Benefits
Benefits are established based upon an assessment of competitive market factors and a determination of what is required to attract and retain talent, as well as provide long-term financial security to the Company’s employees and their families. The Compensation Committee periodically considers benefit levels based on competitive influences, as well as the cost of the programs to the Company relative to the value to employees. The Company’s primary benefits for executive officers include participation in the Company’s health, dental and vision plans on the same basis as any other employee. Except as described in this paragraph, the Company does not provide NEOs with other benefits or perquisites.
Compensation Realized by Our NEOs
Annual compensation data shown in the Summary Compensation Table on page 56 is presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. This mandated format is based on accounting rules that reflect the grant date fair value of the award at the time of grant, which can differ significantly from the value that is ultimately earned from these awards. For example, the Summary Compensation Table combines pay actually received with the accounting value of equity compensation granted in a given year, which may be realized in the future to varying degrees or not at all. Realized compensation includes the NEOs base salary and cash incentives, if any, received during the year, along with the value of shares issued for the performance period that ended in a given year. For 2019, realized compensation includes the value of shares issued for the performance period that ended on December 31, 2019 under the 2019 STIP and 2017 Multi-Year EIP. For 2018 and 2017, realized compensation includes the value of shares issued for the performance period that ended on December 31, 2018 and 2017 respectively under the Company’s comparable legacy annual and multi-year programs. The Compensation Committee believes that utilizing realized compensation in its evaluation of NEO pay is an appropriate additional consideration to accurately measure the alignment of NEO pay-for-performance.
Our CEO’s realized pay was 62%, 89% and 94% and our other NEO’s realized pay was 64%, 89% and 94% of the compensation noted in the Summary Compensation Table prescribed by the SEC for the years ended December 31, 2019, 2018 and 2017, respectively.

The charts below illustrate what our CEO and other NEOs, in aggregate, have realized from the programs that concluded in each period presented:

Contractual Arrangements
The Company has entered into employment agreements with Hasu P. Shah, Jay H. Shah, Neil H. Shah, Ashish R. Parikh and Michael R. Gillespie. The terms of these employment agreements include provisions related to payments to be made to the officers for events related to changes of control of the Company. These employment agreements are described under “Executive Compensation - Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control” below. The Compensation Committee believes it is appropriate for the Company to have an employment agreement with the executive officers to support stable and highly competent management on a long-term basis.
The Compensation Committee believes that the employment agreements serve the interests of the Company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, its executives will be able to advise the Board of Trustees about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change of control. The change of control provisions of the employment agreements include so-called double triggers, which mean that benefits become available to executives under the agreements only upon a change of control followed by termination of the executive without cause or resignation by the executive for good reason. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests in employment security without unduly burdening the Company or shareholder value.
Stock Ownership Guidelines
To further align the interests of the Company’s trustees and executive officers with the interests of our shareholders, the Board has established minimum share ownership guidelines that apply to all non-management trustees and named executive officers. Non-employee trustees are required to own Company shares equal in value to at least five times the annual cash retainer paid to non-management trustees. In addition, the Company’s executive officers are required to own Company shares equal in value to a multiple of such executive’s base salary as follows: Chairman of the Board: 4 times; Chief Executive Officer: 6 times; President and Chief Operating Officer: 6 times; Chief Financial Officer: 3 times; and Chief Accounting Officer and all other named executive officers: 1 times.
All trustees and executives are expected to achieve this minimum ownership within three years of assuming the relevant positions with the Company. The Compensation Committee has authorized a waiver from these requirements if non-compliance is caused by a decline in the Company’s common share price below $8.00 per share. For the purpose of these guidelines, a person shall be deemed to own all Company shares beneficially owned by such person within the meaning of the United States federal securities laws, including for these purposes preferred shares of the Company, common shares of the Company, operating partnership units (including LTIP Units) in Hersha Hospitality Limited Partnership and other securities issued by the Company or its subsidiaries that are exercisable for, convertible into or exchangeable for common shares of the Company.
Compensation-Related Risk
The Compensation Committee oversees the compensation policies and plans for all employees. The Company’s senior management, at the request of the Compensation Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.
As part of its annual risk assessment, the Company’s senior management, with oversight from Risk Sub-Committee of the Audit Committee, analyzed whether the Company’s compensation policies and practices, including non-executive officer compensation practices, could reasonably have a material adverse effect on the Company. This assessment focused primarily on the design of the Company compensation programs and practices for executive officers and employees as it relates to the business risks that the Company faces. Specifically, management considered the fact that employees, other than the NEOs who participate in the executive compensation program described in this proxy statement, receive only a small percentage of their total compensation in the form of variable, performance-based compensation. Further, performance-based compensation to executive officers is primarily in the form of equity awards, which the Company believes encourages actions for long term shareholder value, rather than short term risk-taking that could materially and adversely affect the Company’s business. The Company’s senior management also considered the active role played by the Compensation Committee and the overall design of the executive compensation program, which the Company’s senior management believes encourages an appropriate level of risk taking, creates long-term shareholder value and avoids unnecessary or excessive levels of enterprise risk.
In addition, the Company’s senior management discussed its assessment of the Company’s compensation practices and programs and whether those practices and programs create risks that could reasonably be expected to have a material adverse effect on the Company. Based on its assessment, the Company’s senior management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Upon completion of the risk assessment, the Company’s senior management reported its findings to the Compensation Committee and discussed with the Compensation Committee those findings in light of the disclosure requirements under applicable SEC rules.
2020 Compensation of Executives
Effective March 19, 2020, the Company’s Chief Executive Officer, Jay H. Shah, and the Company’s President and Chief Operating Offer, Neil H. Shah, each agreed to reduce his base salary for 2020 by 50% in order to enhance the liquidity profile of the Company given the difficult operating environment resulting from the COVID-19 virus outbreak. Due to the tumultuous operating environment within the lodging industry, the Compensation Committee deferred the determination of the remainder of the executive compensation program for 2020.

EXECUTIVE COMPENSATION
Summary Compensation Table for 2019
The following table presents information relating to total compensation of the NEOs for the fiscal year ended December 31, 2019:

			Stock Awards(1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Name and Principal Position	Year	Salary	Award Amount	Premium for Share Election

Hasu P. Shah	2019	$262,500	$581,511	$28,760	$—	$4,061	$876,831
Chairman of the Board of Trustees	2018	255,000	748,596	—	—	4,061	1,007,657
	2017	250,000	702,905	—	—	4,061	956,966

Jay H. Shah	2019	$795,000	$2,536,335	$174,211	$—	$5,446	$3,510,993
Chief Executive Officer	2018	770,000	3,583,723	312,274	—	5,446	4,671,443
	2017	750,000	3,616,069	346,866	—	5,446	4,718,381

Neil H. Shah	2019	$775,000	$2,483,558	$169,829	$—	$23,462	$3,451,849
President and Chief Operating Officer	2018	750,000	3,510,611	304,170	—	23,462	4,588,243
	2017	725,000	3,513,565	335,302	—	23,462	4,597,329

Ashish R. Parikh	2019	$505,000	$1,073,728	$73,774	$—	$23,462	$1,675,965
Chief Financial Officer	2018	490,000	1,662,294	167,670	—	23,462	2,343,426
	2017	475,000	1,794,152	189,986	—	23,462	2,482,600

Michael R. Gillespie	2019	$345,000	$502,590	$37,797	$—	$23,462	$908,849
Chief Accounting Officer	2018	335,000	799,336	89,160	—	23,462	1,246,958
	2017	325,000	854,837	95,467	—	23,462	1,298,766

(1)
The amounts in the “Stock Awards” columns for 2019 include the aggregate grant date fair value of LTIP Units, some of which are subject to time-based forfeiture restrictions, issued to the named executive officers in April 2020 pursuant to the 2019 STIP following completion of the one-year performance period and pursuant to the 2017 MYEIP following completion of the three-year performance period. The Compensation Committee has adopted a policy that allows the NEOs to elect to receive cash payouts, if any, under the 2019 STIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO receives a 25% premium. For 2019, each eligible NEO had elected to receive 100% of any cash payouts earned under the 2019 STIP in LTIP Units. The aggregate grant date fair value of these LTIP Units has been computed in accordance with FASB ASC Topic 718. These amounts are based on the performance levels determined to be achieved by the Compensation Committee for each component of the 2019 STIP and the relative RevPAR component of the 2017 MYEIP. The performance levels are described in “Compensation Discussion and Analysis- Components of Executive Compensation.” The aggregate grant date fair value of these awards was determined by multiplying the number of LTIP Units granted to the NEO by $5.23, the closing price of the Company’s common shares on the NYSE on April 13, 2020.

The amounts in “Stock Awards” for 2019 also include the aggregate grant date fair value of the right to receive common shares, LTIP Units, or a combination of common shares and LTIP Units following completion of the three-year performance period under Absolute TSR and Relative TSR components of the 2019 LTIP. These amounts are based on the probable outcome of the performance conditions established by the Compensation Committee in March of 2019, which are described in “Compensation Discussion and Analysis- Components of Executive Compensation” above. The aggregate grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718.

(2)
As described in “Compensation Discussion and Analysis- Components of Executive Compensation” above, The Compensation Committee has adopted a policy that allows the NEOs to elect to receive cash payouts, if any, under the 2019 STIP in LTIP Units or cash. For 2019, each NEO had elected to receive 100% of any payouts earned under the 2019 STIP in LTIP Units and, accordingly, the amounts earned under the 2019 STIP are included in the “Stock Awards” column.

(3)	Includes insurance premiums paid by the Company for medical, dental and life insurance benefits.

As described in “Compensation Discussion and Analysis- Components of Executive Compensation” above, the Company does not grant equity awards under the 2019 STIP or the 2019 LTIP until the applicable performance period has been completed and the actual level of performance achieved has been determined. The performance period under the 2019 STIP began on January 1, 2019 and was completed on December 31, 2019. In April of 2020, the Compensation Committee determined that the named executive officers had achieved a certain level of performance and the Company awarded an aggregate of 833,539 LTIP Units under the 2019 STIP to the NEOs. The performance period under the 2019 LTIP began on January 1, 2019 and will not be completed until December 31, 2021. The Compensation Committee intends to determine the actual level of performance under the 2019 LTIP during the first quarter of 2022. Estimated future payouts for the absolute TSR and relative TSR components under the Company’s 2019 LTIP appear under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table for 2019.
The 2012 Equity Incentive Plan, as amended (“the 2012 Plan”), allows for LTIP Units as a type of award available. The LTIP Units granted are subject to the same time-based vesting conditions that apply to restricted stock awards. Initially, all LTIP Units will not have full parity with HHLP’s common units with respect to liquidating distributions. Upon the occurrence of certain “book-up” events described in the partnership agreement, LTIP Units can, over time, achieve full parity with our operating partnership’s common units for all purposes, and therefore accrete to an economic value equivalent to one common share. If such parity is reached, vested LTIP Units may be redeemed for cash in an amount equal to the then fair market value of an equal number of Hersha common shares or converted into an equal number of Hersha common shares, as determined by Hersha at its election.
Grants of Plan-Based Awards Table for 2019
The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2019. For more information regarding grants of plan-based awards, see “Compensation Discussion and Analysis” above.

			Estimated Possible Payouts Under			Estimated Future Payouts Under			Grant Date Fair Value of Stock Awards (4) ($)
	Type of Award (1)	Grant Date	Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name			($)	($)	($)	($)	($)	($)
Hasu P. Shah	2019 STIP	3/6/2019	- (2)	- (2)	- (2)	354,375	414,000	472,500	258,854
	2019 LTIP	3/6/2019				226,500	276,000	334,500	187,064
	2017 MYEIP	3/10/2017				75,000	93,750	112,500	164,353

Jay H. Shah	2019 STIP	3/6/2019	- (2)	- (2)	- (2)	2,146,500	2,683,125	3,398,625	1,567,907
	2019 LTIP	3/6/2019				954,000	1,103,250	1,252,500	704,371
	2017 MYEIP	3/10/2017				200,000	250,000	300,000	438,269

Neil H. Shah	2019 STIP	3/6/2019	- (2)	- (2)	- (2)	2,092,500	2,615,625	3,313,125	1,528,462
	2019 LTIP	3/6/2019				930,000	1,075,500	1,221,000	686,656
	2017 MYEIP	3/10/2017				200,000	250,000	300,000	438,269

Ashish R. Parikh	2019 STIP	3/6/2019	- (2)	- (2)	- (2)	909,000	1,363,500	1,704,375	663,980
	2019 LTIP	3/6/2019				606,000	909,000	1,136,250	319,170
	2017 MYEIP	3/10/2017				75,000	93,750	112,500	164,353

Michael R. Gillespie	2019 STIP	3/6/2019	- (2)	- (2)	- (2)	465,750	698,625	853,875	340,206
	2019 LTIP	3/6/2019				90,750	155,250	194,250	107,599
	2017 MYEIP	3/10/2017				25,000	31,250	37,500	54,784

(1)	Type of award:

•	2019 STIP-Short Term Incentive Program for 2019

•	2019 LTIP - Long Term Incentive Program for 2019

•	2017 MYEIP - Multi-Year Equity Incentive Program for 2017

(2)
The Compensation Committee has adopted a policy that allows the NEOs to elect to receive cash payouts earned, if any, under the 2019 STIP in LTIP Units or cash. For payments elected in LTIP Units, the NEO receives a 25% premium. For 2019, each NEO had elected to receive 100% of any payouts earned under the STIP in LTIP Units and, accordingly, the amounts earned under the STIP are included in the “Stock Awards” columns. The following table represents the range of potential cash payouts to be made to the named executive officers pursuant to the Company’s STIP if each NEO elected to receive 100% cash:

	Threshold	Target	Maximum
Name	($)	($)	($)

Hasu P. Shah	157,500	184,000	210,000
Jay H. Shah	954,000	1,192,500	1,510,500
Neil H. Shah	930,000	1,162,500	1,472,500
Ashish R. Parikh	404,000	606,000	757,500
Michael R. Gillespie	207,000	310,500	379,500

(3)
Awards pursuant to the 2019 STIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to April 13, 2020, the date of issuance, as reported by the NYSE, or $3.58 per share. On April 13, 2020, the Company issued to the NEOs an aggregate of 833,359 LTIP Units pursuant to the 2019 STIP. The LTIP Units were issued pursuant to the Company’s 2012 Equity Incentive Plan. LTIP Units issued pursuant to the 2019 STIP are subject to time-based forfeiture restrictions which lapse on December 31, 2021.

Awards pursuant to the Company’s 2019 LTIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units.
Awards pursuant to the 2017 Multi-Year EIP are denominated in dollars, but are payable in common shares, LTIP Units, or a combination of common shares and LTIP Units based on the volume-weighted average price of the common shares for the 20 trading days prior to April 13, 2020, the date of issuance, as reported by the NYSE, or $3.58 per share. On April 13, 2020, the Company issued an aggregate of 240,923 LTIP Units to the NEOs pursuant to the Relative RevPAR performance component of the 2017 Multi-Year EIP. The LTIP Units were issued pursuant to the Company’s 2012 Equity Incentive Plan and are subject to time-based forfeiture restrictions which lapse over the following schedule: 50% upon issuance and 50% on December 31, 2020.

(4)
For the 2019 STIP, amount represents the aggregate fair value of the common shares and restricted common shares on the date of issuance, or $5.23 per share, at the actual level of performance. For the 2019 LTIP awards, amount represents the aggregate grant date fair value of the right to receive common shares following the three-year performance period. Fair value of these awards has been computed in accordance with FASB ASC Topic 718. For the 2017 Multi-Year EIP, amount represents the aggregate fair value of the common shares and restricted common shares on the date of issuance, or $5.23 per share, at the actual level of performance.

Outstanding Equity Awards at Fiscal Year-End Table for 2019
The following table presents information concerning outstanding equity awards as of the end of the fiscal year ended December 31, 2019:

		Stock Awards
		Time Vested Awards		Equity Incentive Plan Awards
NEO	Award Type	Number of Shares That Have Not Vested (#) (1)	Market Value of Shares That Have Not Vested ($)(2)	Number of Unearned Shares That Have Not Vested (#)		Payout Value of Unearned Shares That Have Not Vested ($)

Hasu P. Shah	Time Vest	19,917	$289,792
	2019 STIP			49,494	(3)	$720,138	(4)
	2019 LTIP			16,825	(5)	$244,797	(6)
	2018 MYEIP			17,114	(5)	$249,002	(6)
	2017 MYEIP			14,065	(5)	$204,641	(6)

Jay H. Shah	Time Vest	153,829	$2,238,212
	2019 STIP			299,791	(3)	$4,361,959	(4)
	2019 LTIP			70,864	(5)	$1,031,064	(6)
	2018 MYEIP			45,636	(5)	$664,005	(6)
	2017 MYEIP			37,506	(5)	$545,710	(6)

Neil H. Shah	Time Vest	149,657	$2,177,509
	2019 STIP			292,249	(3)	$4,252,223	(4)
	2019 LTIP			69,081	(5)	$1,005,125	(6)
	2018 MYEIP			45,636	(5)	$664,005	(6)
	2017 MYEIP			37,506	(5)	$545,710	(6)

Ashish R. Parikh	Time Vest	77,711	$1,130,695
	2019 STIP			126,956	(3)	$1,847,210	(4)
	2019 LTIP			30,975	(5)	$450,685	(6)
	2018 MYEIP			17,114	(5)	$249,002	(6)
	2017 MYEIP			14,065	(5)	$204,641	(6)

Michael R. Gillespie	Time Vest	40,087	$583,266
	2019 STIP			65,049	(3)	$946,463	(4)
	2019 LTIP			6,741	(5)	$98,081	(6)
	2018 MYEIP			5,705	(5)	$83,001	(6)
	2017 MYEIP			4,688	(5)	$68,214	(6)

(1)	Represents LTIP Units issued to the NEOs on March 28, 2018, and March 21, 2019 and vest as follows:
:

	March 28, 2018	March 21, 2019	March 21, 2019
Vesting Date	2017 Annual EIP	2018 Annual EIP	2018 Annual CIP	Total

December 31, 2020	72,110	64,586	239,918	376,614
December 31, 2021	—	64,587	—	64,587

	72,110	129,173	239,918	441,201

(2)	Calculated by multiplying the number of unvested LTIP Units as of December 31, 2019 by $14.55, which was the closing market price of the Company’s common shares on that date

(3)
Represents the number of common shares and/or LTIP Units issuable pursuant to the 2019 STIP based on achieving actual performance goals established by the Compensation Committee. On April 10, 2020, the Company granted a total of 833,539 LTIP Units to the named executive officers pursuant to 2019 STIP. All shares issued pursuant to the 2019 STIP are restricted and vest on December 31, 2021

(4)
Calculated by multiplying the number of common shares and restricted common shares and/or LTIP Units issuable pursuant to the 2019 STIP based on achieving actual performance goals established by the Compensation Committee by $14.55, which was the closing market price of the Company’s common shares on December 31, 2019. As discussed elsewhere in this proxy statement, the LTIP Units were issued on April 13, 2020. Actual closing market price of the Company’s common shares on April 13, 2020, the date the LTIP Units were issued under the 2019 STIP, was $5.23 per share.

(5)
Represents the number of common shares and/or LTIP Units issuable pursuant to the 2019 LTIP, 2018 Multi-Year EIP, and the 2017 Multi-Year EIP based on achieving threshold performance goals established by the Compensation Committee. The common shares and/or LTIP Units will be issued, if earned, pursuant to the 2019 LTIP, 2018 Multi-Year EIP and the 2017 Multi-Year EIP in the first quarter of 2022, in the first quarter of 2021 and in the second quarter of 2020, respectively.

On April 13, 2020, the Company granted a total of 240,923 LTIP Units to the named executive officers pursuant to 2017 Multi-Year EIP program of which 50%, or 120,459 LTIP Units, vested immediately upon issuance. The remaining 120,464 LTIP Units issued are restricted and vest on December 31, 2020.

(6)
Calculated by multiplying the number of common shares and/or LTIP Units issuable pursuant to the 2019 LTIP, 2018 Multi-Year EIP and the 2017 Multi-Year EIP based on achieving threshold performance goals established by the Compensation Committee by $14.55, which was the closing market price of the Company’s common shares on December 31, 2019. The aggregate grant date fair value of the right to receive equity awards under the 2019 LTIP, calculated in accordance with FASB ASC 718, was $187,064 for Mr. Hasu Shah, $704,371 for Mr. Jay Shah, $686,656 for Mr. Neil Shah, $319,170 for Mr. Parikh and $107,599 for Mr. Gillespie. The aggregate grant date fair value of the right to receive equity awards under the 2018 Multi-Year EIP, calculated in accordance with FASB ASC 718, was $212,970 for Mr. Hasu Shah, $567,923 for Mr. Jay Shah, $567,923 for Mr. Neil Shah, $212,970 for Mr. Parikh and $70,990 for Mr. Gillespie. The aggregate grant date fair value of the right to receive equity awards under the 2017 Multi-Year EIP, calculated in accordance with FASB ASC 718, was $146,363 for Mr. Hasu Shah, $390,303 for Mr. Jay Shah, $390,303 for Mr. Neil Shah, $146,363 for Mr. Parikh and $48,788 for Mr. Gillespie.

Option Exercises and Stock Vested Table for 2019
The following table presents information concerning restricted common shares and performance share awards that vested or were earned for each of the named executive officers during the fiscal year ended December 31, 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hasu P. Shah	27,223	$425,368	(2)
Jay H. Shah	188,858	$2,842,980	(3)
Neil H. Shah	183,235	$2,759,195	(4)
Ashish R. Parikh	94,338	$1,413,977	(5)
Michael R. Gillespie	46,329	$693,276	(6)

(1)
Represents the aggregate dollar amount realized upon the vesting of restricted common shares and LTIP Units. This amount has been calculated by multiplying the number of vested common shares or LTIP Units, including vested common shares or LTIP Units issued upon the settlement of performance awards that have been earned, by the closing price of the Company’s common shares on the NYSE on the vesting date.

(2)	Represents the vesting of 8,485 LTIP Units on March 21, 2019, and 18,738 LTIP Units on December 31, 2019.

(3)	Represents the vesting of 27,564 LTIP Units on March 21, 2019, and 161,294 LTIP Units on December 31, 2019.

(4)	Represents the vesting of 26,993 LTIP Units on March 21, 2019, and 156,242 LTIP Units on December 31, 2019.

(5)	Represents the vesting of 11,988 LTIP Units on March 21, 2019, and 82,350 LTIP Units on December 31, 2019.

(6)	Represents the vesting of 5,562 LTIP Units on March 21, 2019, and 40,767 LTIP Units on December 31, 2019.

Agreements with Executive Officers and Potential Payments Upon Termination or Change-in-Control
As described above under the heading “Compensation Discussion & Analysis - Contractual Arrangements,” the Company has entered into employment agreements with Hasu P. Shah (Chairman of the Board), Jay H. Shah (Chief Executive Officer), Neil H. Shah (President and Chief Operating Officer), Ashish R. Parikh (Chief Financial Officer) and Michael R. Gillespie (Chief Accounting Officer). Each agreement was for an initial term through December 31, 2014. The employment agreements have renewed for additional successive one-year terms, the latest of which expire on December 31, 2020. The employment agreements will continue to renew for successive one year periods unless terminated by either party.
Each employment agreement provides for the payment of a minimum annual base salary to the executive officer, subject to any increase approved by the Board of Trustees. In addition, each executive officer is eligible to receive other incentive compensation, which may include common shares and LTIP Units in accordance with rules and criteria established by the Compensation Committee and approved by the Board of Trustees. Each of the employment agreements also contains certain confidentiality, non-competition and non-recruitment provisions.
Each of the employment agreements provides for cash payments and the provision of other benefits to the executive officer upon the occurrence of certain triggers. These triggers include the executive officer’s voluntary termination, the executive officer’s termination without cause (other than a termination without cause during the 12-month period following a change of control), the executive officer’s termination with cause, the executive officer’s death or disability and the executive officer’s termination without cause or resignation for good reason within 12 months of a change of control. In addition, unvested LTIP Units issued on or after December 23, 2014 will be subject to accelerated vesting under certain conditions (termination without cause, termination due to death or disability or in the event of a change of control, as defined in the 2012 Plan), provided the executive officer has remained in the continuous employ of the Company until the date of such termination or the date of the change in control.
The following tables set forth the total cost that the Company would have incurred and the payments the named executive officers would have received if they were terminated as of December 31, 2019 under the terms of the employment agreements, assuming such agreements were in place as of December 31, 2019:

Voluntary Termination/Termination With Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#)	Value of Shares to Vest Upon Termination ($)	Total Cost of Termination ($)
Hasu P. Shah	$—	$—	N/A	N/A	$—
Jay H. Shah	$—	$—	N/A	N/A	$—
Neil H. Shah	$—	$—	N/A	N/A	$—
Ashish R. Parikh	$—	$—	N/A	N/A	$—
Michael R. Gillespie	$—	$—	N/A	N/A	$—

(1)
Each employment agreement provides that if the executive officer ceases being an employee of the Company on account of the executive officer’s voluntary termination or the executive officer’s termination with cause, the executive officer will not be entitled to any compensation after the effective date of the voluntary termination or termination with cause (except base salary and vacation accrued but unpaid on the effective date of such event).

Death or Disability
໿

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$21,875	$—	134,775	$1,960,976	$1,982,851
Jay H. Shah	$66,250	$—	653,919	$9,514,521	$9,580,771
Neil H. Shah	$64,583	$—	640,422	$9,318,140	$9,382,723
Ashish R. Parikh	$42,083	$—	284,181	$4,134,834	$4,176,917
Michael R. Gillespie	$28,750	$—	128,057	$1,863,229	$1,891,979

(1)
Each employment agreement provides that in the event of the death or disability of the executive officer, the Company will continue to pay the executive officer or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the executive officer’s base salary then in effect through the month following the month in which such event occurs plus vacation accrued but unpaid as of the termination date.

(2)
Represents the sum of the number of unvested LTIP Units (including the LTIP Units granted on April 13, 2020 pursuant to the 2019 STIP and the 2017 Multi-Year EIP and the common shares and/or LTIP Units issuable pursuant to the 2019 LTIP and 2018 Multi-Year EIP).

(3)	Calculated by multiplying the number of shares to vest upon termination by $14.55, which was the closing market price of the Company’s common shares on December 31, 2019.

Termination without Cause

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($)	Number of Shares to Vest Upon Termination (#) (2)	Value of Shares to Vest Upon Termination ($) (3)	Total Cost of Termination ($)
Hasu P. Shah	$262,500	$—	134,775	$1,960,976	$2,223,476
Jay H. Shah	$795,000	$—	653,919	$9,514,521	$10,309,521
Neil H. Shah	$775,000	$—	640,422	$9,318,140	$10,093,140
Ashish R. Parikh	$505,000	$—	284,181	$4,134,834	$4,639,834
Michael R. Gillespie	$345,000	$—	128,057	$1,863,229	$2,208,229

(1)
Each employment agreement provides that upon a termination without cause (other than a termination without cause during the 12-month period following a change of control), the Company will make a lump sum payment to the executive officer within ten days after such termination equal to the sum of: (1) the executive officer’s accrued but unused vacation to the date of termination, plus (2) the amount of the executive officer’s monthly base salary then in effect for the lesser of 12 months or the number of months (including a fractional month) remaining in the term of the employment agreement.

(2)
Represents the sum of the number of unvested LTIP Units (including the LTIP Units granted on April 13, 2020 pursuant to the 2019 STIP and the 2017 Multi-Year EIP and the common shares and/or LTIP Units issuable pursuant to the 2019 LTIP and 2018 Multi-Year EIP).

(3)	Calculated by multiplying the number of shares to vest upon termination by $14.55, which was the closing market price of the Company’s common shares on December 31, 2019.

Termination without Cause / Resignation for Good Reason (Following a Change in Control)

	Cash Payment ($) (1)	Continued Medical and Dental Benefits ($) (1)	Number of Shares to Vest Upon Termination (#)(2)	Value of Shares to Vest Upon Termination ($) (1)(3)	Total Cost of Termination ($)(4)
Hasu P. Shah	$1,365,000	$5,246	85,281	$1,240,839	$2,611,085
Jay H. Shah	$11,409,840	$2,008	354,128	$5,152,562	$16,564,411
Neil H. Shah	$11,122,800	$34,253	348,173	$5,065,917	$16,222,970
Ashish R. Parikh	$4,040,000	$34,253	157,225	$2,287,624	$6,361,876
Michael R. Gillespie	$1,104,000	$34,253	63,008	$916,766	$2,055,019

(1)
12 months following a change of control, the Company will fully vest the executive officer in any outstanding awards made pursuant to the Company’s 2012 Plan or any other equity compensation plan adopted by the Company. The 2017 Multi-Year EIP, the 2018 Multi-Year EIP and the 2019 LTIP provides for the right to receive common shares and/or LTIP Units based on the performance level achieved to date upon termination without cause or a resignation for good reason within 12 months following a change of control. In addition, the Company will pay to the executive officer, in a lump sum, the following:

•	the executive officer’s base salary and expenses reimbursable, each through the date of the termination;

•
a severance payment equal to a multiple of the sum of: (i) the executive officer’s then annual base salary, (ii) the maximum annual bonus that the executive officer could earn for the year that includes the date of termination (or if no maximum bonus amount has been set, the executive officer’s target bonus for that year) and (iii) the fair market value (determined as of the date of the change of control) of the share award(s) or other equity-based awards received by the executive officer for the year that includes the date of termination (or if no such awards were made in that year, the next preceding year in which the effected executive officer received such an award). For purposes of calculating the severance payment, the following multiples apply: Hasu P. Shah-2x; Jay H Shah-2.99x; Neil H. Shah-2.99x; Ashish R. Parikh-2x; and Michael R. Gillespie-1x; and

•	the premiums paid for the executive officer’s medical and dental insurance benefits for a period of 18 months after termination.
The severance payment was calculated for each named executive officer by taking the sum of (i) each executive’s 2019 annual base salary, and (ii) the maximum annual bonus for 2019 under the 2019 STIP, and multiplying that sum by each named executive officer’s defined multiple.

(2)
Represents the sum of the number of unvested LTIP Units (excluding the LTIP Units granted on April 13, 2020 pursuant to the 2019 STIP which are factored into the change of control cash payment described in footnote 1 to this table), the number of LTIP Units issued pursuant to the 2017 Multi-Year EIP on April 13, 2020, the number of common shares and/or LTIP Units issuable pursuant to the 2018 Multi-Year EIP, and the number of common shares and/or LTIP Units issuable pursuant to the 2019 LTIP.

(3)	Calculated by multiplying the number of shares to vest upon termination by $14.55, which was the closing market price of the Company’s common shares as of December 31, 2019.

(4)
The benefits payable to the named executive officers on account of a change in control, including on account of a termination without cause or resignation with good reason, within 12 months after a change in control, could constitute excess parachute payments under Section 280G the Code. A named executive officer who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and the Company would not be permitted to claim a federal income tax deduction for a portion of the parachute payments. The amended and restated employment agreements between the Company and each of the named executive officers provides that the Company will not indemnify the executive for any parachute payment excise tax liability. However, the total cash amounts payable to a named executive officer may be reduced if and only to the extent that a reduction will allow the named executive officer to receive a greater net after tax amount than executive would receive absent such reduction.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated by the SEC, the Company is providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of the Company’s Chief Executive Officer for the year ended December 31, 2019:

•	Median employee total annual compensation (excluding the Chief Executive Officer)-$96,458

•	Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above)-$3,250,475

•	Ratio of Chief Executive Officer to median employee total annual compensation-34:1
In determining the median employee, the Company prepared a list of all employees as of December 31, 2019 and reviewed the amount of salary, wages and equity awards of all such employees as reflected in the Company’s payroll records reported to the Internal Revenue Service on Form W-2 for 2019. The Company had 49 employees as of December 31, 2019. The Company identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation. Since all employees are located in the United States, the Company did not make any cost-of-living adjustments in identifying the median employee. Once the median employee was identified, the Company combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K promulgated by the SEC, resulting in median employee total annual compensation of $96,458. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL TWO - ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
At our 2018 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, as disclosed in our 2018 proxy statement, commonly referred to as a “say-when-on-pay” advisory vote. Our shareholders overwhelmingly approved holding an advisory vote on executive compensation annually, with approximately 86% of the votes cast voting in favor of an annual advisory vote on executive compensation. The Board took into consideration the results of the say-when-on-pay advisory vote and determined that advisory votes on executive compensation will be submitted to our shareholders every year until the next required advisory vote on the frequency of shareholder votes on executive compensation. However, through our ongoing engagement with shareholders, the Board will continue to consider any shareholder concerns and feedback in the future.
This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board of Trustees or any of its committees. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in greater detail under the heading “Compensation Discussion and Analysis,” the Company seeks to maintain an executive compensation program that is directly tied to maximizing long-term shareholder value. To achieve this goal, the three primary tenants of the Company’s executive compensation philosophy are:

•	align compensation structure with business growth strategies;

•	pay for performance; and

•	pay competitively to attract, motivate and retain talented executives.
To better understand our investors views on executive compensation, we reached out to holders of more than 75% of our common shares. Our Compensation Committee Chairman held individual discussions with a majority of those we reached out to and we received feedback from shareholders who collectively owned approximately 40% of our outstanding common shares. The Chairman of our Compensation Committee directly connected with these investors to discuss our executive pay and its alignment with performance, and to solicit feedback on our compensation program and practices.
To ensure that the re-design of the Company’s executive compensation program is structured according to the Company’s executive compensation philosophy and investor feedback, the Compensation Committee retained FPL as its independent compensation consultant to assist the committee in studying the Company’s executive compensation structure as well as those of the Company’s peer companies.

In response to feedback received from investor outreach, the Compensation Committee implemented significant changes to our 2019 executive compensation program that are responsive to feedback received.
The 2019 compensation program sought to compensate the named executive officers at approximately the median (50th percentile) of the peer group companies, and to achieve the compensation goals describe above. The 2019 program included the following attributes:

•	Performance based annual bonus plan tied 100% to achievement of key financial metrics related to earnings and balance sheet strength measured over a one year period.

•	Multi-year long term incentive plans that were performance based with target awards tied to the median of the peer group companies.

•	Based awards under the multi-year long term incentive plan 75% on total shareholder return (TSR):

•	37.5% of which is based on the Company’s absolute TSR over a three year performance period and

•	37.5% of which is focused on the Company’s TSR over a three year performance period relative to the peer group.

•	The remaining 25% of the awards under the multi-year long term incentive plan is based on the Company’s growth in RevPAR over a three year performance period relative to the peer group.

•	Set base salary for all NEOs except for one below the median salary for the comparable position in the peer group companies.
At the beginning of 2019, the Compensation Committee believed this was the right compensation structure to incentivize the NEOs to drive performance and shareholder return for the Company.
As described in more detail under “Compensation Discussion and Analysis,” the Company achieved certain performance metrics set by the Compensation Committee. As a result, 55% of the actual total compensation paid to our CEO and 48% of the actual total compensation paid to our other NEOs for 2019 was performance based. Additionally, all performance based compensation, 50% of the actual total compensation paid to the NEOs for 2019, was in the form of equity awards.
For these reasons and others, the Board of Trustees believes the Company’s executive compensation program is meeting the objectives of the program-the NEOs are incented to drive the Company’s key performance metrics. Accordingly, the Board of Trustees unanimously recommends that you vote “FOR” the following resolution on executive compensation:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
The Board of Trustees unanimously recommends a vote “FOR” the approval of the compensation of the company’s named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Party Transactions
The Acquisition Committee of the Board of Trustees, which was comprised of four independent trustees at December 31, 2019, considers questions of possible conflicts of interest with regard to related party transactions and attempts to ensure that proper safeguards are in place and are being followed when the Company enters into related party transactions. This policy is set forth in the Acquisition Committee’s written charter, which is available on the Company’s website. A majority of the members of the Acquisition Committee must approve the terms of each acquisition from or loan to a related party; however, this requirement is not expressly set forth in the Acquisition Committee’s written charter.
The Board of Trustees has a policy regarding the approval of any “related person transaction,” which is defined as any transaction or series of transactions in which the Company or any of its subsidiaries is to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined in Item 404 of Regulation S-K promulgated by the SEC) has a direct or indirect material interest. Related person transactions must be approved by a majority of the Company’s independent trustees; however, if the related person transaction involves an acquisition from or development loan to a related person, the transaction will be referred to the Acquisition Committee for its approval as described above. The Board of Trustee’s policy requires any independent trustee with a direct or indirect interest in the transaction to excuse himself from any consideration of the related person transaction in which he has an interest.
Transactions with Trustees and Officers
In connection with the Company’s initial public offering, the Company entered into an option agreement with the following members of the Company’s management team: Hasu Shah, Jay Shah, Neil Shah, and David Desfor. Pursuant to this agreement, the Company had the option to purchase any hotel owned or developed by these individuals or their affiliates that was within fifteen miles of any of the Company’s hotels or any hotel subsequently acquired by the Company for two years after such acquisition or development. In September 2003, the parties to this agreement amended the option agreement so that (a) the right of first refusal now applies to all hotels owned or developed by the parties, regardless of proximity to the Company’s hotels, and (b) the right of first refusal applies to each party until one year after such party ceases to be an officer or trustee. The option agreement, as amended, terminates with respect to each of the affiliates covered by the agreement one year after each such affiliate ceases to be a trustee, officer, partner of employee of the Company. Since January 1, 2010, the Company did not acquire, or agree to acquire, hotels from entities controlled by related persons. As of the date of this proxy statement, the Company does not have any plans to acquire any hotels from affiliates of the Company pursuant to the option agreement or otherwise.
Management Agreements with HHMLP
The Company’s wholly owned taxable REIT subsidiary (“TRS”), 44 New England, engages eligible independent contractors, including Hersha Hospitality Management LP (“HHMLP”), as the property managers for hotels it leases from the Company pursuant to management agreements. The Company’s management agreements with HHMLP generally provide for five-year terms and are subject to early termination upon the occurrence of defaults and certain other events described therein. As required under the REIT qualification rules, HHMLP must qualify as an “eligible independent contractor” during the term of the management agreements. Under the management agreements, HHMLP generally pays the operating expenses of the Company’s hotels from hotel revenue. All operating expenses or other expenses incurred by HHMLP in performing its authorized duties are reimbursed or borne by the Company’s TRS to the extent the operating expenses or other expenses are incurred within the limits of the applicable approved hotel operating budget. HHMLP is not obligated to advance any of its own funds for operating expenses of a hotel or to incur any liability in connection with operating a hotel. Management agreements with other unaffiliated hotel management companies have similar terms.
As of December 31, 2019, HHMLP managed 37 of the properties leased to the Company’s TRS and seven hotels that are owned by an entity for which we hold an interest through our investment in an unconsolidated joint venture. For its services, HHMLP receives a base management fee, and if a hotel exceeds certain thresholds, an incentive management fee. The base management fee for a hotel is due monthly and is equal to 3% of gross revenues associated with each hotel managed for the related month. The incentive management fee, if any, for a hotel is due annually in arrears on the ninetieth day following the end of each fiscal year and is based upon the financial performance of the hotel. For the year ended December 31, 2019 the Company paid incentive management fees of $161,000 to HHMLP. For the year ended December 31, 2019, base management fees incurred totaled $14.1 million. As of March 31, 2020, Jay H. Shah, Neil H. Shah, Ashish R. Parikh, and David L. Desfor, executive officers and/or trustees of the Company, collectively own a 14.4% interest in HHMLP.

Accounting and Information Technology Services Provided by HHMLP
HHMLP provides accounting and information technology services for the Company. Monthly fees for accounting services are between $2,000 and $3,000 per wholly owned property. Monthly information technology fees are between $1,000 and $2,000 per wholly owned property and for the corporate headquarters. For the year ended December 31, 2019, the Company incurred accounting fees of $1.3 million and information technology fees of $0.4 million.
Capital Expenditure Services Provided by HHMLP
HHMLP charges a 5% fee on all capitalized expenditures and pending renovation projects at the properties as compensation for procurement services related to capital expenditures and for project management of renovation projects. For the year ended December 31, 2019, the Company incurred fees of approximately $2.5 million, which were paid to HHMLP.
Restaurant Lease Agreements with Independent Restaurant Group
The Company enters into lease agreements with a number of restaurant management companies for the lease restaurants located within our hotels. The Company has entered into lease agreements with Independent Restaurant Group (“IRG”) for restaurants at three of its hotel properties. Jay H. Shah and Neil H. Shah, executive officers and/or trustees of the Company, collectively own a 70.0% interest in IRG. The Company’s restaurant lease agreements with IRG generally provide for five-year terms and the payment of base rents and percentage rents, which are based on IRG’s revenue in excess of defined thresholds. Aggregate minimum rents due under the two leases range between $323,000 and $450,000 per annum over the initial five-year term. Percentage rents range between 5% and 15% of IRG’s revenues in excess of defined thresholds. The base rents are due monthly and percentages rents owed, if any, are due quarterly. The restaurant leases are subject to early termination upon the occurrence of defaults and certain other events described therein. Restaurant lease agreements with other unaffiliated restaurant management companies have similar terms. For the year ended December 31, 2019, the Company recorded $323,000 in rents from IRG.
Insurance Services
The Company utilizes the services of the Hersha Group, a risk management business. Hasu P. Shah, Jay H. Shah and Neil H. Shah, executive officers and/or trustees of the Company, collectively own a 51.0% interest in the Hersha Group. The Hersha Group provides brokerage services to the Company related to the placement of property and casualty insurance, and general liability insurance for our hotel properties. The total costs of property insurance that we paid through the Hersha Group were $5,934,000 for the year ended December 31, 2019. These amounts paid to the Hersha Group include insurance premiums and brokerage fees as compensation for brokerage services.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Trustees is composed of five trustees, all of whom are independent under the standards of the NYSE and the SEC, and the Audit Committee operates under a written charter adopted by the Board of Trustees. The Audit Committee charter charges the Committee with oversight responsibilities including, but not limited to, (i) the Company’s financial statements and other financial information to be provided to its shareholders and the SEC; (ii) the Company’s system of internal controls (iii) the Company’s risk management and compliance with legal and regulatory requirements; and (iv) the performance, qualifications and independence of the Company’s independent accountants.
Financial Reporting and Internal Controls over Financial Reporting
Management is responsible for the Company’s internal controls and the financial reporting process. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board of Trustees that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Risk Oversight
In 2010, the Audit Committee established a Risk Sub-Committee, composed of members of the Audit Committee, to focus on oversight of the Company’s enterprise risk management processes. The Risk Sub-Committee monitors the Company’s assessment of enterprise risk, including risks pertaining to cybersecurity, the environment, climate, social, and health and safety. The Risk-Sub Committee regularly meets with members of management that oversee those risks to remain apprised of the Company’s risk profile and to discuss planning, incident response and the Company’s notification procedures.
Independent Accountants
The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the Public Company Accounting Oversight Board (the “PCAOB”) standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Trustees. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm for the 2019 fiscal year. The Audit Committee reviews with management and KPMG LLP the results of the independent accountants’ review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q and its audit of the financial statements included in Company’s annual report on Form 10-K.
The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the requirements of the PCAOB, including Critical Audit Matters (“CAMs”), and the Securities Exchange Commission. The Audit Committee engaged in robust conversation with members of the KPMG LLP engagement team regarding the identification and evaluation of areas of the audit consider in their evaluation and disclosure of CAMs. As required by the PCAOB, the Audit Committee also has received written disclosures from and has discussed with KPMG LLP their independence with regard to the audit of the Company’s financial statements.
In evaluating the reappointment of KPMG LLP as the Company’s independent accountant, the Audit Committee considers the length of time the firm has been engaged; the firm’s knowledge of the Company, its personnel, its processes, and lodging REIT industry; the firm’s professional qualifications and resources; and the leadership and qualifications of the engagement team serving the Company. KPMG LLP has been the Company’s auditor since 2004. The audit of the Company’s December 31, 2018 financial statements was the first year KPMG LLP’s lead engagement partner served on the Company’s audit. In its role of overseeing the relationship with the Company’s independent auditor, the Audit Committee plays an active role in working with KPMG LLP to select the lead engagement partner with an appropriate level of relevant public company experience in the Company’s industry. This included interviewing potential candidates and verifying references to substantiate the partner’s relevant public company and industry experience.
The Audit Committee also reviews the fees charged by the Company’s independent accountants. The Audit Committee considers, among other things, estimated fee per hour, fees incurred by lodging REIT peers and the scope of work to be performed.

Based upon the Audit Committee’s review and discussions with management and KPMG LLP referred to above, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE,

John M. Sabin (Chair)
Jackson Hsieh
Thomas J. Hutchison III
Donald J. Landry
Dianna F. Morgan
April 17, 2020

INFORMATION ABOUT THE COMPANY’S INDEPENDENT AUDITORS
KPMG LLP served as the Company’s independent auditors for the 2019 fiscal year. The Company anticipates that two representatives from KPMG LLP will attend the annual meeting virtually and these persons will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
KPMG LLP was Hersha’s independent registered public accounting firm for the 2019 and 2018 fiscal years and billed, or expects to bill, the following fees for fiscal 2019 and fiscal 2018:

•
Audit Fees. For professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and other services provided in connection with statutory and regulatory filings, and an audit of internal control over financial reporting, KPMG LLP billed the Company $680,000 with respect to 2019 and $655,000 with respect to 2018. For professional services rendered by KPMG LLP provided in connection with comfort letters and SEC registration statements, KPMG LLP billed the Company $60,000 with respect to 2019 and $60,000 with respect to 2018.

•	Tax Fees. In 2019 and 2018, KPMG LLP rendered professional services related to tax compliance, tax advice and tax planning and billed the Company $253,496 and $193,607, respectively.

•
Audit Related and All Other Fees. In both 2019 and 2018, KPMG LLP billed the Company $1,780 for an annual subscription to their online accounting research software. Except for this subscription, KPMG LLP did not render or charge the Company for any other services not included in audit fees or tax fees as disclosed above with respect to 2019 or 2018.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that it must pre-approve all audit and permissible non-audit services provided by the independent auditor prior to engagement of the auditor for each such service, and all such services provided in 2019 and 2018 were pre-approved by the Audit Committee. Except as disclosed above, there were no other non-audit services provided by KPMG LLP in 2019 or 2018.

PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2019. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2020 and the Company’s system of internal controls over financial reporting.
Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of shareholders for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Trustees is submitting this matter to shareholders as a matter of good corporate practice. If shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company.
Unless you direct otherwise, proxies will be voted for the proposal.
The Board of Trustees unanimously recommends a vote “FOR” this proposal

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL MEETING
Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2021 annual meeting of shareholders must present such proposal to the Company at its principal office in Harrisburg, Pennsylvania not later than December 18, 2020, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company will not consider proposals received after December 18, 2020 for inclusion in the Company’s proxy materials for the Company’s 2021 annual meeting of shareholders.
The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, but not included in the Company’s proxy statement, the shareholder must give timely notice in writing not earlier than 5:00 p.m., Eastern Time, on December 29, 2020 nor later than 5:00 p.m., Eastern Time, on January 28, 2021; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting and not later than the close of business on the later of the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting. As to each matter, the notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the annual meeting.
The Company’s Bylaws provide that a shareholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2021 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Trustees by mailing written notice to the Corporate Secretary of the Company not more than 150 days nor less than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be received not earlier than the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting and not later than the close of business on the later of the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting and the 10th day following the day on which the Company first publicly announces the date of the annual meeting. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a trustee. The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s trustees, if elected.
OTHER MATTERS
The Board of Trustees knows of no other business to be brought before the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
ANNUAL REPORT ON FORM 10-K
The Company will furnish to each beneficial owner of common shares entitled to vote at the annual meeting, upon written request to Ashish Parikh, the Company’s Chief Financial Officer, at 44 Hersha Drive, Harrisburg, Pennsylvania 17102, Telephone (717) 236-4400, a copy of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, including the financial statements and financial statement schedules filed by the Company with the SEC.
By Order of the Board of Trustees,

/s/ David L. Desfor

David L. Desfor
Corporate Secretary
April 17, 2020

ANNUAL MEETING OF SHAREHOLDERS OF

HERSHA HOSPITALITY TRUST

May 28, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Annual Meeting of Shareholders Notice, Proxy Statement, and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/20119/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333330000000000 3 052820

THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE ELECTION OF TRUSTEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:

NOTE: In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting or any postponements or adjournments thereof and for the election of a person to serve as a trustee if any of the nominees above declines or is unable to serve.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

HERSHA HOSPITALITY TRUST

Proxy for Annual Meeting of Shareholders on May 28, 2020

Solicited on Behalf of the Board of Directors

The undersigned shareholder, revoking all prior proxies, hereby appoints David L. Desfor and Ashish R. Parikh, or either of them, as proxies (the "Proxies"), each with full power of substitution, to attend the annual meeting of shareholders of Hersha Hospitality Trust (the "Company") to be held virtually via an Internet webcast on May 28, 2020, at 9:00 a.m., Eastern Time, and at any adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is otherwise entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at such meeting. Receipt of the Annual Meeting of Shareholders Notice, the Proxy Statement and the 2019 Annual Report on Form 10-K is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If this proxy is executed but no direction is made, this proxy will be voted (i) "for" the election of each nominee for trustee, (ii) "for" the approval, on an advisory basis, of the compensation of the named executive officers and (iii) "for" the ratification of KPMG LLP as the independent auditors for the year ending December 31, 2020. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxies, or either of them, on any other matter that may properly come before the meeting or any adjournment or postponement thereof and for the election of a person to serve as a trustee if any of the nominees named in the Proxy Statement declines or is unable to serve.

(Continued and to be signed on the reverse side)

1.1 14475